SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PACIFIC AEROSPACE & ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	Fee not required.

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock

	(2)	Aggregate number of securities to which transaction applies: 835,000

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.168; the amount to be paid for each pre-reverse split share that is to be cashed out as a fractional share

	(4)	Proposed maximum aggregate value of transaction: $140,000

	(5)	Total fee paid: $22.65

[ ]	Fee paid previously with preliminary materials.

[X]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $22.65

	(2)	Form, Schedule or Registration Statement No.: Schedule 13E-3; Registration Statement No. 005-47828

	(3)	Filing Party: Pacific Aerospace & Electronics, Inc.

	(4)	Date Filed: September 18, 2003

PACIFIC AEROSPACE & ELECTRONICS, INC.

Notice of Special Meeting of Shareholders to Be Held on [March 19], 2004

The Special Meeting of Shareholders of Pacific Aerospace & Electronics, Inc., a Washington corporation (the “Company”) will be held at the offices of Davis Wright Tremaine LLP, located at 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, on [March 19], 2004, at 9:00 a.m. Pacific Standard Time, for the following purposes:

1.	To approve a 1-for-11,000 reverse stock split of the Company’s then authorized, issued and outstanding shares of Common Stock (without affecting the per share par value) (the “Reverse Split”). The Reverse Split is proposed for the purpose of terminating the Company’s reporting obligations under the Securities Exchange Act of 1934, as amended (“Proposal 1”);

2.	To approve a reduction in the authorized Common Stock of the Company (without affecting the per share par value) from 100,000,000 to 10,000,000 (the “Reduction in Authorized Common Stock”) (“Proposal 2”). Adoption of the Reduction in Authorized Common Stock is contingent on approval of Proposal 1, the Reverse Split;

3.	To elect five members of the Board of Directors to serve until the next annual meeting of shareholders or until their respective successors are duly elected and qualified (“Proposal 3”);

4.	To ratify the appointment of KPMG LLP (“KPMG”) as the independent auditors of the Company for the fiscal year ending May 31, 2004 (“Proposal 4”); and

5.	To transact any other business that may properly come before the Special Meeting.

This meeting shall also act as the Company’s annual meeting of shareholders for the fiscal year ended May 31, 2003. Currently, the Board of Directors is not aware of any other business to come before the Special Meeting.

Only shareholders of record on January 20, 2004, are entitled to notice of and to vote at the Special Meeting or any adjournments of the meeting. Under the Washington Business Corporation Act, certain shareholders are entitled to dissenters’ rights solely with respect to Proposal 1. A brief description of the dissenters’ rights statute is included under Proposal 1 on page 42 below, and a copy of the dissenters’ rights statute is included as Appendix C. Shareholders who are considering exercising their dissenters’ rights must comply fully with the statutory requirements and, accordingly, should read the dissenters’ rights statute in its entirety.

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote personally on all matters brought before the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Donald A. Wright

Donald A. Wright Chief Executive Officer and President

[February 20], 2004
Wenatchee, Washington

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

PROXY STATEMENT
APPENDIX A
APPENDIX B
APPENDIX C

PACIFIC AEROSPACE & ELECTRONICS, INC.
430 Olds Station Road
Wenatchee, Washington 98801
(509) 667-9600

PROXY STATEMENT

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the terms and conditions of each of the Proposals, including Proposal 1, the Reverse Split, you should carefully read this entire document, its attachments and the other documents to which we refer.

Proposal 1: The Reverse Split

     Why is the Company Proposing a Reverse Split?

•	The Reverse Split and payment of cash in lieu of fractional shares resulting therefrom (collectively, the “Reverse Split Transaction”) was unanimously approved by the Board of Directors on August 20, 2003 and is being proposed to reduce the number of shareholders of record to less than 300, thereby allowing us to terminate our registration under the Securities Exchange Act of 1934 (the “Exchange Act”), relieving us of the liabilities of being a public company to continue our long-term business objectives. As a private company, we would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission (“SEC”).

•	The reasons for the Reverse Split are discussed below under the caption “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Purposes and Reasons for the Proposed Reverse Split.”

     What Will I Receive if the Reverse Split is Approved?

     If the Reverse Split is approved by the shareholders and implemented:

•	Each holder of 11,000 shares of existing Common Stock (“Existing Common Stock”) will automatically become the holder of one post-Reverse Split share of Common Stock (the “New Common Stock”).

•	No new certificates representing fractional shares will be issued. Instead, you would receive cash in lieu of the fractional share, at a rate of $0.168 per share of Existing Common Stock). For example, if you are the holder of 1,000 shares of Existing Common Stock at the effective time of the Reverse Split, you would receive $168 in cash rather than fractional shares of New Common Stock. This transaction will not involve commissions or other transaction fees that would be charged if you sold shares on the open market. We estimate that an aggregate amount of approximately $140,000[1] will be paid to our existing shareholders for resulting fractional shares. In order to receive the cash payment, you must deliver your certificate representing your Common Stock to the Company’s transfer agent. The Company expects to make cash payments to those persons receiving cash in lieu of fractional shares within three days of receipt of the shareholder’s certificate representing that shareholder’s Common Stock. No interest will accrue on the cash payments from the time the reverse split occurs and the time shareholders receive the cash payments.

•	For further information, see “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT” below.

     What Does “Going Private” Mean?

•	“Going Private” means the Company will no longer be a public reporting company under the federal securities laws. However, affiliated and unaffiliated shareholders who hold over 11,000 shares of Existing Common Stock will continue to be shareholders of the Company.

•	We estimate that there will be approximately 7 shareholders of record remaining as a result of the Reverse Split. Those shareholders are currently expected to be GSCP Recovery, Inc., M.W. Post Advisory Group L.L.C., William E. Simon & Sons, Grantchester Securities, HBK Master Fund, Deltec Asset Management and Donald Wright, provided these shareholders do not sell their holding down to below 11,000 shares before the record date for the Reverse Split. If the Company has less than 300 shareholders of record of its common stock, the Company may terminate the registration of its Common Stock under the Exchange Act by filing a Form 15 with the Securities and Exchange Commission.

•	For further information, see “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT” below.

     How Did the Board of Directors Determine the Fairness of the Reverse Split?

•	In order to address possible conflicts of interest in evaluating, negotiating and recommending the Reverse Split Transaction, the Company’s Board of Directors formed a special advisory committee (the “Special Committee”) to assist the Board of Directors in its evaluation of the Reverse Split Transaction. The Special Committee is composed of one independent director and one independent former director of the Company (who subsequently was elected as an independent director of the Company), neither of whom are officers or employees of the Company or a significant shareholder of the Company, and neither of whom have a financial interest in the Reverse Split Transaction different from our other unaffiliated shareholders. The Board of Directors appointed a former director to the Special Committee to evaluate the Reverse Split Transaction, because only one member of the Company’s Board of Directors could be deemed “independent” for purposes of Washington state law to evaluate the Reverse Split Transaction. The members of the Special Committee are Gene Sharratt and Richard Detweiler. The

[1]	Subject to minor adjustment due to the cash-out of fractional shares and variation in expected expenses. The Company estimates that it will pay an aggregate of approximately $140,000 to holders of fractional shares of Common Stock after the Reverse Split, based on a valuation of $0.168 per share of Existing Common Stock.

Special Committee considered the fairness of the Reverse Split Transaction to affiliated and unaffiliated shareholders as well as the fairness opinion given by Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”). The Special Committee then reported its analysis and findings to the Board of Directors that conducted its own separate consideration of whether to go private, the manner of doing so, and the valuation and other important factors relating to the going private transaction. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Introduction and Background” below.

•	The Board of Directors determined the fair value of the Common Stock in the Reverse Split Transaction to be $0.168 per share. The Board of Directors made this determination based on advice from the Special Committee, a review of the historical trading price of the Company’s Common Stock over recent periods, including the closing price of the stock on the last ten days that trades occurred on or prior to the Record Date (January 20, 2004), a presentation given to the Special Committee and the Board of Directors prepared by Houlihan Lokey, on which its fairness opinion described below was based and which included a concluded range of value for the Common Stock, recent private trading conducted by former institutional investors in the Company’s Common Stock, and other considerations such as recent trading volumes, Company projections and recent market trends that the Board of Directors deemed relevant to its evaluation. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Evaluation of the Reverse Split Transaction by the Board of Directors” and “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Fairness of the Reverse Split – Fairness Opinion of Houlihan Lokey” below.

•	Houlihan Lokey opined to the Special Committee and the Board of Directors that the Reverse Split Transaction was fair from a financial point of view to the Company and the holders of its Existing Common Stock as of the date of its opinion. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Fairness Opinion of Houlihan Lokey” below.

     What are the Interests of Affiliates of the Company in the Reverse Split?

•	Affiliates of the Company have the same interest in the Reverse Split as unaffiliated shareholders. Both affiliated and unaffiliated shareholders will be treated the same in the Reverse Split and will receive the same consideration for their fractional shares. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Fairness of the Reverse Split – Effect on Unaffiliated Shareholders” below.

     How Will the Ownership Interests of Holders of Fewer than 11,000 Shares be Affected by the Reverse Split?

•	Holders of fewer than 11,000 shares of Existing Common Stock will no longer have any voting or ownership rights in the Company after the Reverse Split is effected and will instead be entitled to receive a cash payment in lieu of their interest based on a valuation of $0.168 per share of Existing Common Stock. As a result, such holders will no longer be able to participate in any future growth of the Company. See “SUMMARY OF THE GENERAL EFFECTS OF THE REVERSE SPLIT” below.

     What are the Principal Advantages of the Reverse Split?

•	Continuing shareholders after the Reverse Split Transaction, because of the relatively large size of their holdings, will not experience any significant decrease in liquidity for their holdings. Based on historical trading patterns including GSC Partners’ purchase of the Company’s common stock and debt securities from Alliance Capital Partners, the Company’s communications with its institutional shareholders and general market conditions, the Board of Directors believes the most likely way for the shareholders who would remain after the Reverse Split Transaction to sell their shares would not be through the public market, but would be in privately negotiated larger block sales to other sophisticated investors.

•	Currently, the Company must report its operations on a quarterly basis. These reports are not only read by the Company’s shareholders, but also by its customers and vendors. Management of the Company has indicated to the Board of Directors that such public disclosure of the Company’s financial situation, even though the Company continues to restructure its operations, has made it difficult, and in some case prevented, the Company from obtaining lucrative contracts in both the defense and aerospace industries. Such customers cited concerns over the Company’s financial condition, rather than the price or quality of the Company’s products, as their primary reason for opting to source products through other sources, even though the Company has maintained tight controls on its operations throughout its restructuring.

•	The Company believes, based upon historical information, that it may save approximately $950,000 in the first year following the Reverse Split Transaction and $500,000-$750,000 per year thereafter in costs associated with being a public reporting company. However, these cost savings are estimates and may not be realized as scheduled, or in full.

•	To review the principal advantages of the Reverse Split in greater detail please read the discussions under “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Purposes and Reasons for the Proposed Reverse Split” below.

     What are the Principal Disadvantages of the Reverse Split?

•	Shareholders who are cashed-out completely will no longer have any ownership or voting rights in the Company and will not be able to participate in any future growth or profits that the Company may experience.

•	Continuing shareholders would not have the opportunity for a public market for the Company’s securities following the Reverse Split Transaction.

•	If the Reverse Split is effected, the Company will become a private company, which will have the following effects: there will be no opportunity for a public market for the Company’s securities to develop unless the Company re-registers under the Exchange Act in the future; and there will be much more limited information available publicly regarding the Company unless the Company voluntarily elects to disseminate information publicly or it re-registers under the Exchange Act in the future.

•	The Board of Directors also considered the estimated cost of purchasing fractional shares of approximately $140,000 and the expenses associated with the Reverse Split.

•	To review the principal disadvantages of the Reverse Split in greater detail please read the discussions under “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Potential Disadvantages of the Reverse Split Transaction” below.

•	Affiliated and unaffiliated shareholders holding a number of shares not evenly divisible by 11,000 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transaction costs. This transaction will also provide liquidity to those shareholders who are receiving cash in lieu of fractional shares, whereas the Company’s Existing Common Stock has been relatively illiquid over the last ten months with many days in which there were no shares traded.

     What are the Federal Income Tax Consequences of the Reverse Split for Shareholders?

•	The receipt of cash in the Reverse Split will be taxable for federal income tax purposes. Shareholders who only receive shares of New Common Stock should not be subject to taxation as a result of the Reverse Split.

•	Shareholders who receive cash in lieu of fractional shares of New Common Stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

•	To review the material tax consequences in greater detail, please read the discussion under “FEDERAL INCOME TAX CONSEQUENCES” below.

     What Percentage of Shareholders must Vote in Favor of the Reverse Split Transaction for it to be Approved?

•	The Reverse Split Transaction will be ratified if a majority of the shares of Common Stock outstanding and entitled to vote (the “Voting Shares”) in favor of its ratification. GSCP Recovery, Inc., GSC Recovery II, L.P. and M.W. Post, who own approximately 92% of the Company’s Common Stock, have indicated their intention to vote in favor of the Reverse Split Transaction and therefore approval is assured.

     Do I Have Appraisal or Dissenters’ Rights?

•	Under Washington law, only shareholders who will hold no shares of Common Stock of the Company as a result of the Reverse Split Transaction are entitled to dissenters’ rights. This means that only holders of less than 11,000 shares of the Company’s Existing Common Stock are entitled to dissenters’ rights. The dissenters’ rights statute provides that shareholders who dissent from the Reverse Split Transaction are entitled to payment in cash for the fair value of their fractional share (if any) resulting from the Reverse Split. See “DISSENTERS’ RIGHTS” below for important details regarding the procedure and specific rights available to you.

•	Under Washington law, if a shareholder votes in favor of the Reverse Split Transaction by signing and submitting his vote in accordance with this Proxy Statement, he cannot then subsequently exercise dissenters’ rights he otherwise may have had under law as to the Reverse Split Transaction. See “DISSENTERS’ RIGHTS” below for important details regarding the procedure and specific rights available to you.

Proposal 2: The Reduction in Authorized Common Stock, which is proportionately smaller than the Reverse Split, is proposed because the magnitude of the Reverse Split is so large that the Company would be constrained in its normal operating activities with so few shares of Common Stock available for future issuances if it were to undertake a proportionate reduction in its authorized Common Stock in the Reverse Split. To ensure that enough shares are available in the future to allow for the granting of incentive options to employees and other possible issuances of stock, including equity financings, without incurring additional costs and time required to amend the Company’s Certificate of Incorporation, the Board of Directors has proposed a separate reduction in the Company’s authorized Common Stock, rather than a proportional reduction relating to the Reverse Split. In addition, the Board of Directors did not want to leave the Company with 100,000,000 authorized shares of Common Stock after the Reverse Split because such number would be disproportionately large in relation to its outstanding Common Stock, which could make it even more difficult for the Company to obtain private equity financing in the future knowing that the Company’s Board would have the ability to dilute their investment significantly at any time. The Reduction in Authorized Common Stock is contingent upon adoption of the Reverse Split, meaning that even if Proposal 2 is approved, it will not be undertaken unless Proposal 1 (the Reverse Split) is also approved. Notwithstanding the foregoing, each shareholder has the right to separately vote or abstain from approving this Proposal 2, regardless of how a shareholder votes on Proposal 1 (the Reverse Split).

The Reduction in Authorized Common Stock will be ratified if a majority of the outstanding Voting Shares vote in favor of its ratification. GSCP Recovery, Inc., GSC Recovery II, L.P. and M.W. Post, who own approximately 92% of the Company’s Common Stock, have indicated their intention to vote in favor of the Reduction in Authorized Common Stock, and therefore approval is assured.

Proposal 3: The Special Meeting will serve as the Company’s annual meeting for the fiscal year of the Company ended May 31, 2003, including the election of directors for that fiscal year. Although the Company’s annual meeting for its fiscal year ended May 31, 2002 was held in May 2003, the Company’s Board of Directors has elected to combine the annual shareholder meeting for fiscal 2003 with consideration of the going private transaction in an effort to restore the Company to its regular annual meeting time line (normally held after preparation of its annual audited financial statements) which time line had been delayed for the prior year due to efforts to complete the Company’s financial restructuring initiatives. In addition, the Company will be able to save the expense of calling two separate shareholder meetings in relatively close time proximity.

The Company has proposed five nominees for the Board of Directors of the Company to serve until its next annual meeting, all of whom are currently serving as directors of the Company. Each nominee has been nominated by GSC Recovery, Inc. and GSC Recovery II, L.P., the Company’s majority shareholders. The five nominees for election to the Board of Directors who receive the largest number of the votes cast for the election of directors by the holders of the Voting Shares present in person or represented by proxy will be elected directors. GSCP Recovery, Inc., GSC Recovery II, L.P. and M.W. Post, who own approximately 92% of the Company’s Common Stock, have indicated their intention to vote in favor of each of the five nominees and therefore election of the nominees is assured.

Proposal 4: The Board of Directors has submitted the election of KPMG LLP as the Company’s independent accountants for ratification by the shareholders. Such election will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against it.

Purpose

The Board of Directors of Pacific Aerospace & Electronics, Inc., a Washington corporation (the “Company”), is furnishing this Proxy Statement in connection with its solicitation of proxies to be voted at the Company’s special meeting of shareholders (the “Special Meeting”), which Special Meeting will also serve as the Company’s annual meeting of shareholders for the fiscal year ended May 31, 2003. The Special Meeting will be held at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, on [March 19], 2004, at 9:00 a.m. Pacific Standard Time. The accompanying Notice of Special Meeting of Shareholders, this Proxy Statement, and the enclosed proxy card are first being mailed to shareholders on or about [February 20], 2004.

Record Date and Outstanding Shares

The Board of Directors has fixed January 20, 2004, as the record date (the “Record Date”) for determining the holders of the Company’s Common Stock, $0.001 par value (the “Common Stock”) who are entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 24,815,859 Voting Shares. All share numbers and prices throughout this proxy statement have been adjusted to reflect the Company’s 1-for-200 reverse stock split that occurred on February 17, 2003 as part of the Company’s restructuring.

Proxies

The Board of Directors is soliciting the enclosed proxy for use at the Special Meeting and any adjournments of the meeting and will not vote the proxy at any other meeting. All proxies that are properly executed, received by the Company prior to or at the Special Meeting, and not properly revoked by the shareholder in accordance with the instructions below, will be voted at the Special Meeting or any adjournments thereof in accordance with the instructions in the proxy.

Revocation of Proxies

The person giving any proxy in response to this solicitation may revoke it at any time before the proxy is voted:

1.	by filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy;

2.	by signing and dating a subsequent proxy relating to the same Voting Shares and delivering it to the Secretary of the Company before the Special Meeting; or

3.	by attending the Special Meeting and voting in person. However, attendance at the Special Meeting without voting in person or taking one of the foregoing measures will not constitute a revocation of a proxy.

Any written notice revoking a proxy should be sent to Pacific Aerospace & Electronics, Inc., 430 Olds Station Road, Third Floor, Wenatchee, Washington, 98801, Attention: Corporate Secretary, or hand delivered to the Secretary of the Company at the Special Meeting, at or before the taking of the vote.

Quorum

The presence in person or by proxy of at least a majority of the Common Stock is required to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be considered represented at the meeting for the purpose of determining a quorum.

Voting

The Voting Shares represented by each signed proxy will be voted in accordance with the instructions given on the proxy. If a signed proxy is received but no instructions are indicated, the proxy will be voted as follows:

•	FOR a 1-for-11,000 reverse split of the Company’s then authorized, issued and outstanding shares of Common Stock (without affecting per share par value);

•	FOR a reduction in the authorized Common Stock of the Company from 100,000,000 to 10,000,000 (without affecting per share par value);

•	FOR the five nominees to the Board of Directors named in this Proxy Statement;

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending May 31, 2004; and

•	at the discretion of the persons named in the proxy on any other business that may properly come before the Special Meeting.

Each of the foregoing is referenced herein individually as a “Proposal.”

Results of Voting

Under applicable law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the Special Meeting:

1.	The Reverse Split will be ratified if a majority of the outstanding Voting Shares vote in favor of its ratification.

2.	The Reduction in Authorized Common Stock will be ratified if a majority of the outstanding Voting Shares vote in favor of its ratification.

3.	The five nominees for election to the Board of Directors who receive the largest number of the votes cast for the election of directors by the holders of the Voting Shares present in person or represented by proxy will be elected directors. Each shareholder will be entitled to one vote for each Voting Share held by that shareholder, and will not be entitled to cumulate votes in the election of directors.

4.	The appointment of KPMG LLP as the Company’s independent auditors will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against it.

Abstentions from voting and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to a Proposal) will not be counted as an affirmative or negative vote on a Proposal, and accordingly will have no effect on Proposals 3 and 4. Abstentions and broker non-votes will have the same legal effect as a vote against Proposals 1 and 2, which require approval by a majority of the Voting Shares.

Notice to Beneficial Owners of Voting Shares

Any Voting Shares held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients or otherwise held in “street name,” may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and should instruct the person or entity in whose name the shares are held how to vote. Beneficial owners should receive instructions from their brokerage houses that the beneficial owners must follow to direct the voting of their shares.

Solicitation of Proxies

The Company will bear the cost of preparing, printing, and mailing this Proxy Statement and of the solicitation of proxies by the Board of Directors. Solicitation will be made by mail and, in addition, may be made by directors, officers, and employees of the Company personally, or by telephone or facsimile. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to the beneficial owners of the Common Stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

PROPOSAL 1 – 1-FOR-11,000 REVERSE STOCK SPLIT

SPECIAL FACTORS RELATING TO THE REVERSE SPLIT

Introduction and Background

Beginning in early 2003, the Board of Directors of the Company initiated the discussion of a going private transaction primarily as a means to reduce the Company’s expenses. At the Board of Directors’ meeting on February 27, 2003, following the completion of the capital restructuring of the Company, the Company’s Chairman, Matthew C. Kaufman, expressed the view that the Company was expending a large percentage of its revenues to maintain its present status as a public company while the Company and its shareholders were deriving few benefits therefrom. Mr. Kaufman also noted that due to the continued poor performance in the Company’s primary markets, electronics and aerospace, the Company might need to take additional steps unrelated to cost savings realized in its day-to-day business operations to return to profitability. He noted that although the Company’s balance sheet had improved in the recently completed capital restructuring, that efforts there were also likely not enough to allow the Company a path to profitability. Thus, after the Board of Directors preliminarily discussed some of the advantages and disadvantages of being a private company, it unanimously directed management to develop a proposal for the Company to terminate its reporting obligations under the Exchange Act, addressing various methods for going private.

After that Board meeting, in order to develop a proposal, management spoke with representatives of the Company’s outside legal counsel to discuss options for terminating the Company’s reporting obligations, including the option of a reverse stock split. After discussions with legal counsel and preparation of preliminary cost savings and recent trading analyses, management decided to present these options to the Board of Directors for further discussion. During that period, Company management was also focused on completing the Company’s financial restructuring (as described in the section entitled “INFORMATION REGARDING THE COMPANY AND CERTAIN TRANSACTIONS – Certain Transactions”), which restructuring was substantially completed in May of 2003. On May 8, 2003, at the Board of Directors’ annual meeting following the Company’s annual meeting of shareholders for fiscal year 2002 (which had been delayed due to efforts to complete the Company’s financial restructuring), the Board of Directors used the meeting opportunity to discuss, in addition to customary annual considerations such as the appointment of officers, the Company’s auditors and the like, the options available to the Company to go private based on management’s research of alternatives, principally a reverse split, an issuer self-tender offer or a squeeze-out merger, and preliminarily determined, comparing such available options, that a reverse stock split was likely to be the most feasible and cost-effective option in the Company’s current situation should the Board decide to take the Company private. At that meeting, the Board of Directors also reviewed with legal counsel the duties of directors under securities laws and Washington State corporate laws in evaluating a going private transaction, the Company’s likelihood of success under each approach and then discussed the preparation of documents to be filed with the SEC in this regard for each possible approach. The costs associated with going private were discussed as well as the potential timeline for achieving private company status. The Board of Directors then instructed management to engage legal counsel and a financial advisor to assist the Company in pursuing the proposed going private transaction.

In addition to the foregoing activities, to assist the Board of Directors in its determinations regarding a going private transaction and to get an independent view of the Board’s initial determinations, the Board of Directors then formed a special, advisory committee for the Board, comprised of one independent, non-employee director (Richard Detweiler) and one independent, non-employee, former director (Gene Sharratt), to investigate, consider and evaluate the “going private” proposal including a possible reverse stock split (the “Special Committee”). Subsequent to his being appointed to the Special Committee, Gene Sharratt was appointed as a member of the Company’s Board of Directors to fill the vacancy created by

Carl Goldsmith’s resignation from the Board. The Special Committee was asked to independently examine the following:

•	whether the Company should undertake a going private transaction and the advantages and disadvantages to the Company’s shareholders in doing so (including the fairness of any such transaction from a procedural and substantive perspective to the Company’s unaffiliated shareholders);

•	what form the transaction to go private should take, if any;

•	if the Special Committee determined that a reverse stock split were the proper method to undertake the going private transaction, the parameters of the reverse split, including the size of the reverse split and how to handle any resulting fractional shares; and

•	how to accurately value the Company’s Existing Common Stock.

On June 18, 2003, the Company signed an engagement letter with Houlihan Lokey in which the Company requested Houlihan Lokey to render an opinion as to the fairness of the Reverse Split Transaction from a financial point of view to the Company and its shareholders.

After Mr. Sharratt agreed to act as a member of the Special Committee following the May 8, 2003 Board meeting, the Special Committee members began gathering additional information from the Company’s management, including more specific cost-savings information (see “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Purposes and Reasons for the Proposed Reverse Split” below) and information on the trading prices and patterns of the Company’s Common Stock for periods of 10 days, 30 days, 60 days and 90 days. In addition, the Special Committee members individually examined management’s business projections and current Company performance with the Company’s President and Chief Financial Officer. Further, the members of the Special Committee had independent discussions with the Company’s legal counsel and Company management as to different alternative structures for going private, as well as possible alternatives to a going private transaction, given the Company’s relatively heavy debt load and layered debt structure. These discussions occurred periodically on an informal basis, but on average at least once every three weeks between approximately June 1, 2003 and August 1, 2003, with one member of the Special Committee participating in each such discussion. The Special Committee members held meetings to discuss each member’s findings on two separate occasions at the end of July and the beginning of August, for the purpose of discussing with representatives of Houlihan Lokey the reverse split and its alternatives, the preliminary presentation draft prepared by Houlihan Lokey on which its fairness opinion with respect to the Reverse Split Transaction would subsequently be based. At the August 13, 2003 meeting, the Special Committee decided to recommend to the Company’s Board of Directors that the Reverse Split Transaction be approved. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Special Committee Determination of Fair Value” below. In addition and based on advice from counsel, the Special Committee noted that in undertaking a reverse split under Washington State law (Chapter 23B.13 of the Washington Business Corporation Act), the Company would be required to pay the fair value for any resulting fractional shares of Common Stock. In so doing, the Special Committee noted that the fair value of the Common Stock was to be concluded without discount or premium applied solely for participation in the transaction the payment of which would be unfair to those shareholders not being cashed out and was determined by the Special Committee and should be determined by the Board of Directors by reviewing all factors relevant to value. The Special Committee also discussed and concluded that fair value should be the value at which a shareholder would be indifferent in participating in the Reverse Split Transaction or continuing to hold its shares. The Special Committee determined, as of their date of determination, the fair value of the Common Stock in the Reverse Split Transaction to be approximately $0.33 per share, though the Special Committee noted that this value would change over time as the trading price fluctuated. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Special Committee Determination of Fair Value” below.

In making its recommendation, and in addition to the foregoing analyses, the Special Committee also reviewed and considered the preliminary verbal fairness opinion of Houlihan Lokey that a $0 to $0.33 pre-split valuation of Existing Common Stock to be paid for fractional shares from the Reverse Split Transaction was fair from a financial point of view to the Company and the holders of Existing Common Stock receiving cash in lieu of fractional shares. The Special Committee noted that the share prices determined were within Houlihan Lokey’s range of value in its fairness opinion ($0-$0.33), and thus should be fair to the Company’s shareholders being cashed out in the Reverse Split Transaction.

At the final meeting of the Special Committee on August 13, 2003, the Special Committee recommended a 1-for-11,000 reverse split at a valuation to be determined primarily by average closing price of the stock on the last ten days that trades occurred. The specific rationale for its valuation is outlined immediately below in “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Special Committee Determination of Fair Value.”

By unanimous written consent, the Board of Directors fixed the per-share consideration to be paid in the Reverse Split Transaction. The Board adopted the valuation method proposed by the Special Committee and determined that the average closing price of the stock on the last ten days that trades occurred prior to and including the record date (January 20, 2004) was $0.168. The Board noted that this determination of the fair value of the Company’s Common Stock fell within the $0 to $0.33 range of value determined by Houlihan Lokey in its fairness opinion.

The Record Date was set at January 20, 2004 for a number of reasons. First, Washington State Law RCW 23B.07.070 requires that the Record Date be “not more than 70 days before the meeting or action requiring a determination of shareholders”. By setting the Record Date at January 20, 2004, the Company had until approximately the end of March to hold the meeting and until early March to clear all comments on this Proxy Statement and the form 13e-3 to be filed with the Securities and Exchange Commission and print and mail this Proxy Statement to shareholders. January 20, 2004 was suggested for procedural and timing reasons, but was ultimately chosen only after verifying that the resulting price was in line with then current trading prices and volumes. In addition, prior to this Proxy Statement being filed, the Company again checked its stock prices to verify that using such Record Date remains in line with current trading prices.

In addition, Washington Law Dissenters Rights Statute requires fair value to be paid for shares cashed out as a result of a reverse split and that fair value be measured “immediately before the effective date of the corporate action . . . , excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable” (RCW 23B.13.010(3)). Given the foregoing, the Board moved the Record Date to January 20, 2004 in order to be closer to the date on which the Reverse Split Amendment would become effective. On the other hand, the Board decided to leave the date of determination of fair value at January 20, 2004 (rather than move it to a date closer to filing the Reverse Split Amendment) to attempt to mitigate any appreciation or depreciation in anticipation of the Reverse Split that could result from possible market price manipulation.

The Board was not necessarily required to change the consideration to be paid simply because the Record Date needed to be changed. However, the Special Committee and the Board felt it essential to maintain a consistent valuation methodology throughout the going private process and additionally acknowledged (and modified the prior proxy filings accordingly) that trading volume and frequency had increased significantly between the date the initial price was set (September 3, 2003) and the new Record Date (January 20, 2004) which would likely have had the effect of improving the market’s ability to determine fair value. Although the price dropped from $0.334 to $0.168 per share as a result of the foregoing methodology, the Board’s role was to determine fair value to protect the interests of both the shareholders being cashed out in full in the Reverse Split Transaction and those unaffiliated shareholders who will remain shareholders following the Reverse Split. Giving consideration to the interests of both of these groups meant that the resulting lower price per share (so long as it reflected fair value) was appropriate.

Special Committee Determination of Fair Value

The per share price of the Common Stock was determined by the Special Committee based on the following factors (in order of relevance to the Special Committee):

•	Historical continuity. The Company undertook a reverse stock split in connection with its restructuring on February 18, 2003. For that reverse split, the Company utilized a 10-day average closing price to determine the price of the Common Stock, based on review of relevant case law in Delaware indicating that the courts there deemed the 10-day average trading price to be a suitable measure of fair value for publicly traded stock. The Special Committee thought it important to utilize, if possible, the same method for determining fair value in the Reverse Split, given the fact the Company and Delaware courts had relied upon it before as a suitable determinant. The Special Committee then undertook a review of the historical trading price of the Company’s Common Stock over recent periods, including the last 10 trading days, the last 30 trading days, the last 60 trading days and the last 10 days on which trades occurred to determine the value of the Common Stock. Before the Special Committee would be able to recommend deviating from the average closing price of the last 10 trading days as its method of value, it determined it would have to analyze the facts of the Company’s current trading pattern. Because trades had only occurred on one day during certain 10-day periods to the date examined, the Special Committee determined that it could not use that measure alone as the determinant of fair value, despite its reliance on that measure in the past. However, the Special Committee noted that it could stay aligned with the principles behind the 10 trading days analysis by looking instead at the last 10 days on which trades occurred (which then occurred over a 49 day period), therefore adjusting its analysis for the lack of liquidity in the Company’s Common Stock. As such, the Special Committee determined the price resulting from such a calculation at that time to be $0.33 per share. However, the Special Committee noted that the price could change over time depending on trading price fluctuations as the Company continued its preparation for the going private transaction if the Board of Directors adopted this approach, which it expressly did.

The Board of Directors, however, subsequently decided that to ensure fairness, any fluctuations in price paid per share should be within the concluded range of value as determined by Houlihan Lokey in its fairness opinion. Thus, possible share prices prior to giving effect to the Reverse Split will be limited to a maximum of $0.33 and a minimum of $0.00. See “– Fairness of the Reverse Split” below.

•	Corroborative valuation analysis. After reaching its initial conclusion, the Special Committee looked to the valuation conducted by Houlihan Lokey prepared in connection with its fairness opinion that was contained in a presentation given to the Special Committee and the Board of Directors. Houlihan Lokey determined an average range of value for the Company’s Common Stock to be between nominal value (i.e., approximately zero) and $0.33 per share. The average closing price of the Common Stock over the last 10 days with trades was within the average range of value for the Common Stock determined by Houlihan Lokey—initially at the high end of such range and ultimately in the middle of such range. The Special Committee also noted that prices determined by the methodology described in the foregoing paragraph should continue to be fair so long as within Houlihan Lokey’s range of value.

•	Review of recent private block trades. Houlihan Lokey and the Special Committee both took note of a recent private trade conducted by former institutional investors in the Company’s Common Stock that valued the stock sold at approximately zero. The Special Committee noted that this was a special trade conducted in connection with the sale of the that investor’s debt securities and that such investor did not consider its equity holdings in the Company to have anything more than nominal value, but placed all its value in the debt securities. Although this factor helped the Special Committee become comfortable with the fact that the fair value for the Company’s equity is quite low, this transaction was conducted between significant shareholders who were affiliates of the Company for reasons other than simply maximization of value. Thus, although this transaction confirmed the low end of Houlihan Lokey’s average range of value as accurate, this transaction did not provide help for the Special Committee as to the high end range of value.

•	Review of recent Company projections, cost savings analysis from going private and market trends. The Special Committee looked at the analysis of comparable companies provided in Houihan Lokey’s presentation to the Board of Directors and the Special Committee and the recent stock prices and trends applicable to those companies to determine whether the Company’s stock price followed similar patterns. Given the Company’s restructuring, however, and the depressed industry sector, it was difficult to identify suitable trends that could influence the Special Committee’s use of the Company’s trading price over recent periods. In addition, the Special Committee examined recent projections prepared by management for use in operations and concluded that current projections did not deviate significantly from recent historical projections warranting modification of price based on future potential other than what the market had already imputed (and were based largely on when the electronics and aerospace industries would significantly improve and the ongoing results of the Company’s restructuring plan).

•	Elimination of transaction fees. The Reverse Split Transaction would effectively allow shareholders being cashed out to sell their shares without incurring transaction or brokerage costs. Thus, although this fact did not independently factor into the Special Committee’s determination of the fair value of the Common Stock, the Special Committee noted the additional cash benefit to be received by shareholders to be cashed out in the Reverse Split Transaction.

The Special Committee at the August 13, 2003 meeting also decided that a 1-for-11,000 reverse split was fair to all shareholders. The Special Committee rejected smaller split ratios (less than 1-for-11,000) because it believed that similarly situated shareholders should be treated the same in the Reverse Split. Thus, it examined its shareholder lists to find clear breaks in ownership amounts and determined that of the two possible breaks that would allow the Company to go private, that the greater split magnitude was more appropriate, since only sophisticated, institutional investors and the Company’s president and chief executive officer would remain, each of whom have a better opportunity to obtain information about the Company after it goes private and each of whom would have the contacts and ability to sell its investment (or have ongoing reasons not to) after the Company goes private. The Special Committee determined that since GSC Partners already controlled the Company, all individual, unaffiliated investors should be treated the same and cashed out at fair value in the going private transaction. Following a 1-for-11,000 reverse split, the Company will only be left with approximately 7 shareholders. As of the date of this proxy statement, the 7 shareholders expected to remain following the Reverse Split are GSCP Recovery, Inc., M.W. Post Advisory Group L.L.C., William E. Simon & Sons, Grantchester Securities, HBK Master Fund, Deltec Asset Management and Donald Wright, though the number and names of the shareholders who will remain following the Reverse Split Transaction may change based on any trading that occurs subsequent to the dates this Proxy was prepared and distributed or trades of which the Company has not been made aware. Thus, virtually all unaffiliated shareholders will be cashed out and no shareholder will be left holding illiquid shares of a private Company. While the costs associated with such a higher reverse split number were greater, the Special Committee felt that the costs were outweighed by the benefits of being more fair to the shareholders and treating similarly situated shareholders the same.

Based on the information provided to them and after the discussions described above, the Special Committee recommended to the Board of Directors that the proposed Reverse Split Transaction appeared fair to all shareholders at 1-for-11,000 with fractional shares being cashed out at the weighted average market price for the last ten days in which the Common Stock had been traded.

Gene Sharratt, an independent former director of the Company, received $2,000 for his work in evaluating and making his recommendation to the Board of Directors. Subsequently, Dr. Sharratt was appointed an independent member of the Board of Directors to fill the vacancy created by Carl Goldsmith’s resignation from the Board. Richard Detweiler, an independent current director did not receive any additional compensation for serving on the Special Committee. Richard Detweiler receives $25,000 annually for serving on the Board of Directors of the Company. Additionally, in February 2003 the Board of Directors approved a grant to Mr. Detweiler of options to purchase 123,896 shares of the Existing Common Stock as compensation for his serving on the Board of Directors. However, the options have not yet been granted.

Evaluation of the Reverse Split Transaction by the Board of Directors

On August 20, 2003, the Special Committee delivered its recommendation of the Reverse Split Transaction to the Board of Directors, including a detailed analysis of its conclusions described above. After receipt of that recommendation, the Board of Directors conducted its own analysis as to the Reverse Split Transaction, including but not limited to the advantages and disadvantages of going private and the Reverse Split Transaction, the valuation methodology recommended by the Special Committee as to the method to determine the price to be paid to fractional shareholders in the Reverse Split Transaction, proposed methods of funding the payment to holders of fractional shares in the Reverse Split Transaction and current and projected Company performance. The Board of Directors also considered the concluded range of value for the Company’s Existing Common Stock determined by Houlihan Lokey in connection with the rendering of its fairness opinion and the fairness opinion itself. After such discussions and analysis, the Board of Directors approved unanimously the Reverse Split Transaction, and determined that the Reverse Split Transaction was fair from a procedural and substantive point of view to both affiliated and unaffiliated shareholders of the Company. The Board of Directors’ analysis is set forth in more detail below. In doing so, the Board of Directors specifically adopted the valuation analysis utilized by the Special Committee in its determination of the fair value of the Company’s Common Stock and noted that as the Company’s stock price changed over time, so would the result of that calculation.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of shareholders but ultimately determined that the Reverse Split was the preferred method. The Board of Directors considered the following alternative strategies:

     Issuer Tender Offer. The Board of Directors considered, in concept, an issuer tender offer by which the Company would offer to repurchase shares of the Company’s outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board of Directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit the Company to reduce the number of shareholders below 300, to reduce its administrative costs related to servicing shareholders who own a relatively small number of shares and to terminate its SEC reporting requirements. The Board of Directors was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. Alternatively, the Board of Directors was concerned that the Company could become obligated to repurchase significantly more shares than it will repurchase in the Reverse Split Transaction, since all shares held by tendering holders would have to be repurchased. In addition, the Board of Directors considered that the estimated transaction cost of completing a tender offer would be similar to or greater than the costs of the Reverse Split Transaction, and these costs could be significant in relation to the value of the shares purchased since there would be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet the Company’s objective of reducing the number of shareholders below 300, the Board of Directors did not address or consider potential purchase prices to be offered in an issuer tender offer.

     Squeeze-out Merger. The Board of Directors also considered undertaking a squeeze-out merger in order to reduce the number of shareholders to less than 300. However, at the time of the Special Committee considered such an approach and during the Board’s initial discussions on approach, no shareholder held 90% or more of the Company’s Common Stock and the Board determined that establishing a structure to get to such a threshold would be more costly than undertaking the Reverse Split due the complexity of such a transaction (primarily increased legal costs). In addition, under Washington State law, shareholders are entitled to receive the same consideration in a merger (the fair value of their Common Stock) as in a reverse stock split. And in order for either a squeeze-out merger or a reverse split transaction to be considered fair, the Board of Directors would have to evaluate on the same basis paying a premium for participation or voting in favor of the proposed transaction and the implications to the shareholders remaining after the merger or reverse split. Because the Board estimated the costs of this approach to be much higher at the time it was considered without additional benefit to the Company’s shareholders, it decided not to pursue this approach.

     Purchase of Shares on the Open Market. The Board of Directors also considered purchasing shares of the Company in the open market in order to reduce the number of shareholders to fewer than 300. However, there was no assurance that purchasing stock in isolated transactions would result, in a reasonable period of time, in enough shareholders selling their shares to reduce the number of shareholders enough to permit the Company to deregister given the lack of daily trading volume of the Common Stock. In addition, because the Company’s Common Stock is often thinly traded, the price at which the Company could repurchase its stock would likely sharply rise as a result of that activity, rather than as a reflection of underlying value. The Board of Directors noted that this method would likely be very expensive and the burden of this approach would be borne only by the shareholders remaining after the repurchase (and would likely leave the Company in a worse cash position).

     Third Party Acquirer. The Board of Directors also considered seeking a third party acquirer and continues to investigate opportunities to sell portions of the Company’s business. However, because the Company had sold off over the last two years many of the Company’s underperforming US operations, the fact that the Company had tried unsuccessfully to sell its UK aerospace operations in connection with its financial restructuring, the fact that four of the Company’s largest shareholders are financial sponsors who indicated at that time that opportunities for further sales of the Company’s operations were unlikely at prices high enough to justify those sales, and the fact that there were no offers currently outstanding, the Board of Directors concluded that it was unlikely that a potential buyer would be found in a reasonable period of time. In addition the Board considered the Company’s net asset value. In determining the net asset value at $0.05 per share, the Board noted that the valuation analysis developed by the Special Committee (that the Board reviewed and adopted) concluded that the consideration to be paid to shareholders in the Reverse Split Transaction was likely higher than the estimated per share distribution available to shareholders after the sale of the Company’s assets based on estimates prepared by management of the Company’s net asset value, which concluded a $0.05 per share distribution after the sale of the Company’s assets. The Board considered other valuation analyses, including the Company’s value in liquidation. The Board also concluded that the consideration to be paid to shareholders in the Reverse Split Transaction was likely higher than the estimated per share distribution available to shareholders under the sale scenarios. The Houlihan Lokey presentation to the Board with respect to its fairness opinion for the Reverse Split Transaction confirmed the Board’s conclusions.

     Continuing As Is. The Board of Directors also considered taking no action to reduce the number of shareholders of the Company. However, due to the Company’s significant and increasing costs of compliance under the Exchange Act, especially in relation to the Company’s overall expenses and cash flow, the Board of Directors believes that taking no action at this time is not in the best interests of the Company. The Company, based on past experience, estimates $950,000 for the first year following the Reverse Split and $500,000 to $750,000 for each year thereafter of additional annual expenses may be incurred if the Company continues to be a reporting Company under the Exchange Act. This estimate is substantially based on past experience, and may not necessarily be indicative of actual future expenses in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules.

     Alternative Reverse Split Ratios. The Board of Directors considered a number of Reverse Split ratios in arriving at the 1-for-11,000 ratio. The two main factors in determining the ratio were (1) the number of remaining shareholders following the Reverse Split, (2) the relative sophistication of the remaining shareholders and other fairness considerations evaluated by the Special Committee (see “Special Committee Determination of Fair Value” above) and (3) the price of paying cash in lieu of fractional shares to those shareholders left holding fractional shares following the Reverse Split. The Board considered that to arrive at less than 300 shareholders the Reverse Split would have to be at least 1-for-125. The Board, however, also took into account that the fewer shareholders that remained following the Reverse Split, the greater the cost savings to the Company and the easier the governance of the Company. In addition, the Board felt that most shareholders would rather be cashed out at fair value, rather than being left holding a nominal number of shares in a privately held Company whose stock would be nearly completely illiquid. The increased cost to the Company of cashing out a larger number of fractional shareholders would be offset by the larger decreases in governance and mailing costs. Thus, in doing reverse split analyses at ratios including 1-for-200, 1-for-500, 1-for-1,000, 1-for-2,000, 1-for-5,000, 1-for-10,000 and 1-for-11,000, the Company felt that the most cost effective and fair ratio was the 1-for-11,000 ratio.

Purposes and Reasons for the Proposed Reverse Split

     The principal reasons why the Board of Directors approved the Reverse Split Transaction at its August 20, 2003 meeting are:

•	No effective decrease in liquidity for continuing shareholders after the Reverse Split. Continuing shareholders after the Reverse Split Transaction, because of the relatively large size of their holdings, will not experience any significant decrease in liquidity for their holdings. Based on historical trading patterns including GSC Partners’ purchase of the Company’s common stock and debt securities from Alliance Capital Partners, the Company’s communications with its institutional shareholders and general market conditions, the Board of Directors believes the most likely way for the shareholders who would remain after the Reverse Split Transaction to sell their shares would not be through the public market, but would be in privately negotiated larger block sales to other sophisticated investors.

•	Failure to realize the benefit of increased access to capital markets. Another benefit of being a public company is enhanced access to the capital markets. However, in the case of the Company over the last few years, being public has not provided the Company with enhanced access to capital. The Company’s stock price has been trading at very low levels since September 2001 and, as noted above, the Company’s stock trades in extremely low volumes, if at all. The depressed stock price is due primarily to the fact that the Company’s operations have not performed as well as anticipated since the time the Company raised senior subordinated debt to purchase Aeromet International, the Company’s European aerospace operations. Since operations have been insufficient to pay the Company’s operating expenses and its required interest payments on outstanding debt since February 2002, the Company has been forced to rely on high-priced private financing from institutional lenders, such as the Company’s 21% senior secured loan that was repaid in connection with the Company’s restructuring. Even after the Company’s restructuring, the Company’s debt load remains extremely high, which has precluded the Company from raising additional equity financing. The Company’s debt load raises serious considerations as to whether an equity holder would ever realize value. All new financing of the Company has come by way of debt since the sale of preferred stock to Strong River Investments, Inc. and Bay Harbor Investments Inc. in the summer of 2000, and any new equity securities issues have been in exchange for debt securities in the Company’s restructuring or issued as equity incentives in association with additional debt financing.

•	Increased operating freedom. Currently, the Company must report its operations on a quarterly basis. These reports are not only read by the Company’s shareholders, but also by its customers and vendors. Management of the Company has indicated to the Board of Directors that such public disclosure of the Company’s financial situation, even though the Company continues to restructure its operations, has made it difficult, and in some cases prevented, the Company from obtaining lucrative contracts in both the defense and aerospace industries. Such customers cited concerns over the Company’s financial condition, rather than the price or quality of the Company’s products, as their primary reason for opting to source products through other sources, even though the Company has maintained tight controls on its operations throughout its restructuring and remained current with respect to its vendors. Although the Company has made every effort to convey that the Company is continuing its restructuring process, that the Company’s primary investors remain active in their support of the business and that its quality and performance will not suffer as a result, the Company’s current shareholder disclosures, which must be made quarterly, have not been able to effectively convey that message. Going private will allow Company management to work with potential Company customers and vendors to focus on the Company’s existing high-quality products and long-term viability, even if current investors continue to take a loss.

•	Decreased expense. The termination of the Company’s reporting obligations will reduce the Company’s operating expenses related to public company reporting requirements, which continue to grow over time due to laws such as the Sarbanes-Oxley Act of 2002 and related SEC regulations. The projected savings expected to be realized by the Company in connection with it becoming private are set forth below. Without going private, these expenses cannot be reduced significantly and, given the recent increase in burdens placed on public companies designed to curtail corporate fraud and other financial crimes, these burdens will continue to cost public companies more and more.

Based on its experience in prior years, the Company believes that annual savings of $950,000 in the first year following the Reverse Split Transaction and $500,000 — $750,000 thereafter may be realized by going private. The savings are expected to be realized according to the following table.

	First Year	Thereafter

Audit fees	$125,000	$125,000
Quarterly review fees	85,000	85,000
Sarbanes-Oxley internal control audit	150,000	75,000
S-1 registration	50,000	—
Printing, annual meeting and other general costs	100,000	100,000
Directors and Officers Insurance	200,000	200,000
Legal Fees
Normal quarterly and annual filings	100,000	100,000
S-1 registration	150,000	—

Total savings	$960,000	$685,000

This reduction in costs is expected to benefit both affiliated and unaffiliated shareholders that retain an ownership interest in the Company in the same manner. This amount, however, is just an estimate based on past experience, and the actual savings to be realized may vary from such estimate, especially in view of the additional requirements of the Sarbanes-Oxley Act of 2002 and related SEC rules if the Company continues to be subject to the Exchange Act. However, the Company cannot guarantee that the benefits of going private will be accomplished as expected or in full. Additionally, the Company believes it may not actually realize the first-year cost savings until the fiscal year ended May 31, 2005. When the Board of Directors examined the Company’s expenses, it noted that the costs associated with maintaining a public Company were significant and were draining resources that otherwise would have been used to grow and redirect the Company’s business operations. Thus, although the Board determined that taking the Company private would be costly, the one-time charge (which will be borne substantially by the shareholders that remain shareholders after the Reverse Split Transaction) was justified given the overall long-term cost savings associated with no longer maintaining a public company.

•	Failure to realize the benefit of liquidity from the public markets. One of the principal benefits public companies have is the ability to attract investors with the promise that those investors will have an active market in which to sell their holdings should they decide to do so. Since February 18, 2003, when the Company completed its 1-for-200 reverse split, the Company’s stock has traded, on average, less than 25,000 shares per day (including the large sale by Alliance Capital Partners to GSC Partners described below under “INFORMATION REGARDING THE COMPANY AND CERTAIN TRANSACTIONS – Certain Transactions – Purchase of Shares by GSC”). In addition, the Company does not expect its operations to improve significantly over the foreseeable future unless the overall economy in the electronics and aerospace sectors picks up significantly. Even with such general economic improvements in the Company’s primary industry sectors, there can be no assurance that the Company will be able to capitalize on such general economic improvements and realize profitability. Thus, the Board of Directors believes that it is unlikely that a consistent, liquid market for the Company’s Common Stock will develop over the foreseeable future. Ironically, the Reverse Split Transaction will result in instant liquidity for shareholders being cashed out as fractional holders.

As the controlling shareholder of the Company, GSC Partners had no purposes or reasons for wanting the Company to engage in the Reverse Split Transaction distinct from the purposes and reasons of the Company itself stated above. GSC Partners, like the Board, felt that the decreased expenses and increased operating freedom that would result from going private outweighed any small benefit the Company was receiving from being a public company under current market and financial conditions.

Potential Disadvantages of the Reverse Split Transaction

     In conjunction with reviewing the positive aspects of the Reverse Split Transaction with counsel, the Board of Directors examined the potential negative factors associated with effecting the Reverse Split Transaction and going private.

•	Elimination of ability for shareholders cashed out to participate in future growth of the Company. The Board of Directors noted that the ownership interest of holders of less than 11,000 shares of the Company’s Existing Common Stock would be terminated as a result of the Reverse Split Transaction, and such shareholders would not have the opportunity to participate in the future growth of the Company.

•	No public market for small trades of Common Stock after going private. The Board of Directors noted that continuing shareholders would not have the opportunity for a public market for the Company’s securities following the Reverse Split Transaction. Such shareholders will be required to rely on block private sale transactions or a sale of the Company to one or more sophisticated purchasers in order to obtain cash for their investment.

•	Decreased access to information for continuing unaffiliated shareholders. The Board also recognized that less information regarding the Company would be available to the public and potentially to continuing unaffiliated shareholders following the Reverse Split Transaction.

•	Large one-time cost of undertaking the going private transaction. The Board of Directors also considered the estimated cost of purchasing fractional shares of $140,000 and the expenses associated with the Reverse Split.

Furthermore, both affiliated and unaffiliated shareholders of the Company receiving cash as a result of the Reverse Split Transaction will be subject to federal income taxes and possibly state taxes, as if they had sold their shares. As a result, both affiliated and unaffiliated shareholders who receive cash due to the Reverse Split Transaction may be required to pay taxes (or may recognize a capital loss) on their respective shares of Common Stock which are converted into the right to receive cash from the Company. See “FEDERAL INCOME TAX CONSEQUENCES.”

The Board reviewed these potential negative aspects of the Reverse Split Transaction and nevertheless determined that the one-time cost to effect the Reverse Split Transaction was more than outweighed by the anticipated future annual savings and other benefits that would be realized by no longer being a reporting company. In addition, the Board of Directors noted that, given current market conditions, it might take some time before the Company were again able to return to profitability and that the Reverse Split Transaction offered most unaffiliated shareholders a way of getting cash out of the Company at the current fair value for the Common Stock.

Therefore, on August 20, 2003, the Company’s Board of Directors unanimously adopted a resolution approving, and decided to recommend to the Company’s shareholders, a 1-for-11,000 reverse stock split (the “Reverse Split”) of the Company’s outstanding Common Stock and the payment of the fair value for any fractional shares resulting from the Reverse Split (together with the Reverse Split, the “Reverse Split Transaction”), which proposal may be undertaken at the discretion of the Board of Directors (as described below). The Reverse Split Transaction is proposed to reduce the number of shareholders of record to less than 300, thereby allowing the Company to terminate its registration under the Securities Exchange Act of 1934 (the “Exchange Act”) and relieving the Company of the costs of filing public documents and allowing the Company to continue its long-term business plans without the burdens of public reporting. As a private company, the Company would no longer be required to file annual and quarterly reports with the Securities and Exchange Commission (“SEC”).

Fairness of the Reverse Split

The Board of Directors believes that the Reverse Split Transaction is fair to both the affiliated and unaffiliated shareholders of the Company on a procedural and substantive basis. The Board considered all shareholders holding in excess of five percent of the Company’s Common Stock, any shareholder with a right to appoint a member to the Company’s Board of Directors and all executives of the Company to be affiliates for purposes of the fairness determination. All other shareholders of the Company, including shareholders participating in the Company’s financial restructuring that did not hold at least five percent of the Company’s stock or have a right to appoint a Board member, were considered unaffiliated for purposes of the Board’s fairness evaluation. In determining the fairness of the Reverse Split Transaction, the Board of Directors considered a number of factors prior to approval of the proposed transaction.

The Board of Directors did not engage a representative to represent the unaffiliated shareholders in its deliberations of the fairness of the Reverse Split Transaction, and did not condition the Reverse Split Transaction on the affirmative vote of the holders of a majority of shares held by unaffiliated shareholders. Additionally, the Board of Directors made no specific provision to grant unaffiliated shareholders access to the Company’s corporate files, except as may be required by Washington Law, or to obtain counsel or appraisal services at the Company’s expense. The Board of Directors determined that the Reverse Split Transaction was fair to unaffiliated shareholders on a procedural and substantive basis notwithstanding the foregoing because (1) affiliated and unaffiliated shareholders are treated identically in the Reverse Split, (2) the Reverse Split Transaction does not significantly impact control of the Company, (3) the Special Committee formed by the Board of Directors reviewed the fairness of the Reverse Split Transaction and recommended that the Board of Directors approve the terms of the Reverse Split Transaction as being fair to all shareholders of the Company and (4) the opinion of Houlihan Lokey stated that the Reverse Split Transaction was fair to all shareholders of the Company from a financial point of view, as explained in more detail below.

Specifically as to the determination of whether a price per share of $0.168 was fair to shareholders, the Board of Directors considered, in descending order of importance, (1) the opinion of Houlihan Lokey that a value between $0 and $0.33 was fair to shareholders from a financial point of view, (2) current market prices of the Company’s common stock, which fall within the Houlihan range, (3) the net asset value of the Company, which was determined to be $0.05 per share, (4) the methodology for determining the per share price in the Company’s previous reverse split used a similar 10 day average, and (5) the Company’s belief that the liquidation value of the Company would be less than $0.168.

The opinion of Houlihan Lokey was the most important factor in the Board’s determination that $0.168 was a fair price per share. While Houlihan’s range of values ($0-$0.33) could justify any consideration in that range, the fact that $0.168 falls within Houlihan’s range helped the Board feel comfortable that the methodology suggested by the Special Committee and adopted by the Board (using the average of the market price of the Common Stock of the Company on the last ten days on which trades occurred prior to and including the Record Date) was fair to the Company’s shareholders.

On a procedural basis, the Board of Directors formed a special independent advisory committee to the Board for the purpose of evaluating whether the Company should go private, and, if so, how the Company would achieve that goal in a manner fair to its shareholders. The Board of Directors acknowledged in its initial meeting to discuss taking the Company private the fact that at least two members of the Board would not be considered independent as to a going private transaction because such directors are employees of the Company’s controlling shareholder, GSC Partners (through its affiliated funds). Thus, the Board of Directors began discussions regarding the formation of the Special Committee to advise the Board on decisions relating to all aspects of the going private transaction. In fact, the Board of Directors appointed Mr. Gene Sharrat to the Special Committee, even though he was not then a Board member, to provide the Special Committee with at least two independent members that could gather facts and discuss approaches for the going private transaction separately from the Board. Since the Board of Directors directed the Special Committee to independently determine whether a going private transaction was warranted and whether such a transaction would be fair to the unaffiliated shareholders of the Company, the Special Committee conducted its evaluation and formulated its opinions without input from the Board of Directors or from any of the Company’s affiliated shareholders. In addition, the Special Committee received a separate presentation from Houlihan Lokey on its fairness analysis on two separate occasions. Thus, when the Special Committee presented its findings to the Board of Directors, it was acting for the benefit of the Company’s unaffiliated shareholders, many of whom would be cashed out in the Reverse Split Transaction. Although the Board of Directors ultimately made the decision as to whether to go private and in what form the transaction should take, it did so with the advice of the Special Committee as to the concerns of the unaffiliated shareholders.

Additionally, on a procedural basis, the Special Committee and the Board of Directors engaged Houlihan Lokey to render its opinion as to whether the Reverse Split Transaction was fair to both the affiliated and unaffiliated shareholders of the Company. Houlihan Lokey, in its capacity as an independent advisor, did not have interaction with or obtain information from members of the Board of Directors serving as employees of GSC Partners or M.W. Post. And, although Houlihan Lokey relied on information regarding the Company provided by management, Houlihan Lokey conducted its evaluation of the going private transaction on an independent basis. See “Fairness Opinion of Houlihan Lokey” below.

The Board of Directors of the Company by unanimous vote on August 20, 2003, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reserve Split Transaction to be advisable, and directing that a proposed amendment to the Articles of Incorporation of the Company effecting the Reverse Split Transaction be submitted to all shareholders of the Company for consideration. In making this recommendation and conducting its analysis, the Board of Directors reviewed and specifically adopted the analysis of the Special Committee as to the determination of the fair value of the Company’s Common Stock described above in the section entitled “—Special Committee Determination of Fair Value.”

In addition, the Board of Directors met again on December 3, 2003 to consider changes in valuation of the Common Stock resulting from the valuation analysis derived by the Special Committee and adopted by the Board of Directors. The Board of Directors noted that recent trading activity had recently brought the share price down significantly, but that the Board of Directors still believed its valuation methodology was an appropriate measure of fair value because (i) the increased volumes may have actually caused the stock price to reflect even more accurately the Company’s value (based on conclusions of value determined by management and Houlihan Lokey in its fairness opinion), (ii) the use of the trading price mechanism preserved the historical continuity to determine fair value from the Company’s prior transactions (and the Board noted that Delaware courts had determined that such calculation was a suitable determinant of fair value), (iii) the resulting price was within the range of value determined by Houlihan Lokey prepared in connection with its fairness opinion and (iv) factors regarding revised Company performance information and market trends continued to indicate steady to declining performance. The Board of Directors, however, subsequently decided that to ensure fairness, any fluctuations in price paid per share should be within the concluded range of value as determined by Houlihan Lokey in its fairness opinion. Thus, possible share prices prior to giving effect to the Reverse Split will be limited to a maximum of $0.33 and a minimum of $0.00.

The fairness opinion and analysis of Houlihan Lokey dated as of August 20, 2003, which reviewed various methods of valuation including the market and income approaches and the book value of the Company concluded that the Reverse Split and payment of cash in lieu of fractional shares is fair to the Company and holders of Existing Common Stock from a financial point of view. The Board of Directors also re-examined and reviewed Houlihan Lokey’s presentation to the Special Committee, on which its fairness opinion was based, in making its determination that the $0.168 per share pay-out is fair to shareholders from a financial point of view, noting that such price was still within the range of value Houlihan Lokey indicated as fair in its presentation to the Special Committee and the Board. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Fairness Opinion of Houlihan Lokey” below.

The Board of Directors also considered the substantive fairness of the Reverse Split Transaction in two different ways. Initially, it considered the substantive fairness to the unaffiliated shareholders of the Company. In addition, it considered the substantive fairness to shareholders that would be completely cashed out in the Reverse Split Transaction and to those that would remain shareholders following the Reverse Split Transaction (not all of whom are affiliates of the Company). In determining the substantive fairness of the Reverse Split Transaction to these groups of shareholders, and determining to approve the Reverse Split Transaction and recommend that shareholders approve it, the Board of Directors considered the advantages and disadvantages outlined above under the section entitled “Purposes and Reasons for the Proposed Reverse Split” above. The Board noted the following effects (each in descending order of importance) on each group of shareholders considered:

•	Effect on Unaffiliated Shareholders:

•	Liquidity. Prior to the Board’s determination to undertake the Reverse Split Transaction, there had been very little trading of the Common Stock. The Board of Directors noted that even very small trades in the Company’s Common Stock have had the effect of decreasing the Company’s stock trading price on a day-to-day basis in the over-the-counter market. Recently, larger trades have sent the price down even further. Thus, the Board of Directors determined that the Reverse Split Transaction would actually allow unaffiliated shareholders to liquidate their holdings at a fair value, and without threat of further driving down stock prices or having to pay brokerage or other transaction costs, by receiving cash for their interests.

•	Amount and Type of Consideration. Both unaffiliated and affiliated shareholders will receive the same amount and type of consideration for their shares in the Reverse Split Transaction. In addition, both affiliated and unaffiliated shareholders holding a number of shares not evenly divisible by 11,000 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transactions costs.

•	Magnitude of Reverse Split. Most of the Company’s affiliated shareholders will remain shareholders of the Company following the Reverse Split Transaction. Correspondingly, most of the Company’s unaffiliated shareholders (all holders holding less than 11,000 shares, including officers of the Company) will be cashed out in the transaction. The Board determined, however, that it was critical that similarly situated shareholders should be treated the same in the Reverse Split. Thus, the Board determined the magnitude of the Reverse Split in a size designed to have sophisticated, institutional investors and the Company’s president and chief executive officer remain as Company shareholders, those entities and individuals who would have a better opportunity to continue to obtain information about the Company after it goes private and each of whom would have sufficient contacts and financial ability to sell its investment (or have ongoing reasons not to) after the Company goes private. Furthermore, at the 1-for-11,000 ratio, the Reverse Split Transaction would not significantly impact control of the Company, with existing controlling shareholders together with directors and executive officers beneficially owning approximately 99.31% of the New Common Stock on a pro forma basis following the Reverse Split Transaction (reflecting an increase of roughly 7.47% from their current beneficial ownership of 91.84% of the Existing Common Stock). Accordingly, the Board of Directors did not view the Reverse Split Transaction as significantly impacting control of the Company.

•	Participation in Future Company Growth or Losses. The Board of Directors did not differentiate between affiliated and unaffiliated shareholders when making its determination of the magnitude of the Reverse Split. As such, no differentiation was made between unaffiliated and affiliated shareholders when determining who would be entitled to participate in future growth or losses that may occur.

•	Access to Information. The Board noted that all unaffiliated shareholders who remain shareholders of the Company after the Reverse Split Transaction are sophisticated institutional investors, capable of obtaining information about the Company and determining their value of their investment.

•	Control of the Company. Unaffiliated shareholders that remain shareholders of the Company following the Reverse Split Transaction will hold a greater voting percentage than held prior such transaction. In addition, because the Company is already controlled by GSC Partners and its affiliates (holding approximately 92% of the Common Stock prior to the transaction), the Reverse Split Transaction will have a minimal effect on concentration of ownership and control.

•	Shareholders Completely Cashed Out in the Reverse Split Transaction:

•	Liquidity. No liquidity concerns will continue to exist for such shareholders following the Reverse Split Transaction because they will receive cash equal to the fair value of their shares. Additionally, the Board noted that shareholders not cashed out in the Reverse Split Transaction would likely not face significantly less liquidity than now available to such shareholders. And, even if such shareholders had elected to sell their stock, the volumes at which they would be doing so would likely have significantly decreased the trading price of the Common Stock (making such sales much less attractive, even if possible).

•	Amount and Type of Consideration. All shareholders cashed out as a result of the Reverse Split Transaction will receive cash equal to the fair value of their Common Stock. The Board of Directors concluded that the fair value of the Common Stock would be the value at which a shareholders would be indifferent in participating in the Reverse Split Transaction or continuing to hold its shares. Thus, the Board considered all relevant factors (including the cost of going private, which will fall largely on the continuing shareholders, and the cost savings, which will largely benefit the continuing shareholders) in reaching its determination of the amount that represents fair value and ultimately adopted the analysis of the Special Committee outlined above in the section entitled “—Special Committee Determination of Fair Value”, subject to the range of value determined by Houlihan Lokey in its fairness opinion.

•	Magnitude of the Reverse Split. The Board determined, however, that it was critical that similarly situated shareholders should be treated the same in the Reverse Split. Thus, the Board determined the magnitude of the Reverse Split in a size designed to have sophisticated, institutional investors and the Company’s president and chief executive officer remain as Company shareholders, those entities and individuals who would have a better opportunity to continue to obtain information about the Company after it goes private and each of whom would have sufficient contacts and financial ability to sell its investment (or have ongoing reasons not to) after the Company goes private.

•	Participation in Future Company Growth or Losses. Shareholders cashed out in the Reverse Split Transaction will not have the opportunity to participate in future Company growth and any corresponding profits. However, such shareholders will also not be subject to further deterioration in their investment and will receive the fair value for their shares in the transaction.

•	Access to Information. Shareholders cashed out in the Reverse Split Transaction will no longer have any ownership interest in the Company and no longer will need or receive information regarding the Company.

•	Shareholders that Will Continue as Shareholders Following the Reverse Split Transaction:

•	Liquidity. Shareholders receiving New Common Stock in the Reverse Split Transaction will not have any public market in which to sell their shares. Thus, such holders must be prepared to hold their securities of the Company for an indefinite period of time until a liquidity event may again occur (such as the sale of the business or performance of the Company sufficient to again allow it to conduct a public offering of its securities). The Board of Directors does not expect its operations to improve significantly over the foreseeable future unless the overall economy in the electronics and aerospace sectors picks up significantly. However, the Board also noted that continuing shareholders after the Reverse Split Transaction, because of the relatively large size of each of their holdings, would not experience any significant decrease in liquidity.

•	Amount and Type of Consideration. The Board of Directors concluded that the fair value of the Common Stock should be the value at which a shareholders would be indifferent in participating in the Reverse Split Transaction or continuing to hold its shares. Thus, the Board considered all relevant factors (including the cost of going private, which will fall largely on the continuing shareholders, and the cost savings, which will largely benefit the continuing shareholders) in reaching its determination of the amount that represents fair value and ultimately adopted the analysis of the Special Committee outlined above. The Board noted that, under Washington State law, the Company would be required to pay the fair value for any resulting fractional shares of Common Stock. The Board also noted that payment of a premium to shareholders being cashed out in the transaction to encourage participation in or their vote in favor of the Reverse Split Transaction would be unfair to those continuing shareholders of the Company because any participation premium paid would be in excess of the fair value for such holders’ shares.

•	Magnitude of the Reverse Split. The Board determined the magnitude of the Reverse Split in a size designed to have sophisticated, institutional investors and the Company’s president and chief executive officer remain as Company shareholders, those entities and individuals who would have a better opportunity to continue to obtain information about the Company after it goes private and each of whom would have sufficient contacts and financial ability to sell its investment (or have ongoing reasons not to) after the Company goes private.

•	Participation in Future Company Growth or Losses. The Board noted that shareholders remaining after the Reverse Split Transaction will have the opportunity to participate in future growth of the Company, but that such shareholders also risk losing 100% of their equity investment in the Company if the Company is unable to return to profitability.

•	Access to Information. Continuing shareholders will be either affiliates of the Company or sophisticated financial investors capable of obtaining information about the Company and valuing its investment in the Company.

The recommendation of the Special Committee that the Reverse Split and the related transactions are fair to both affiliated and unaffiliated shareholders. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Special Committee Determination of Fair Value” above.

The Board of Directors also considered a number of potential disadvantages to the Reverse Split. Following the Reverse Split, there will be no opportunity for a public market for the Company’s securities to develop. In addition, the termination of the Company’s reporting obligations under the Exchange Act will substantially reduce the information that the Company will furnish to continuing shareholders. See “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Potential Disadvantages of the Reverse Stock Split Transaction” above and “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Introduction and Background” above.

GSCP Recovery, Inc., GSC Recovery II, L.P. and M.W. Post Advisory Group L.L.C. have indicated to the Company their intent to vote in favor of the Reverse Split. These shares represent approximately 92% of the outstanding voting stock on the Record Date and therefore approval is assured. No executive officer or director of the Company has made a recommendation either in support of or opposed to this transaction other than the unanimous resolutions adopted by the directors and the recommendation included in this proxy.

Evaluation of the Reverse Split Transaction by GSC Partners

Through its affiliated funds GSCP Recovery, Inc. and GSC Recovery II, L.P., GSC Partners exercises beneficial ownership over more than 90% of the outstanding shares of the Company’s Common Stock. In addition, two members of the Board of Directors of the Company, Matthew C. Kaufman and Philip Raygorodetsky, are employees or officers of GSC Partners. Mr. Kaufman is also the Chairman of the Company.

In evaluating the Reverse Split Transaction, GSC Partners utilized the same information that was available to the Board of Directors. The major factors that GSC Partners took into account in its determination that the Reverse Split Transaction was fair to shareholders of the Company, in descending order of importance, included the opinion of Houlihan Lokey that the Reverse Split Transaction was fair to shareholders from a financial point of view, the evaluation of the Special Committee that the transaction was fair to shareholders, and the fact that the Company’s methodology in cashing out shareholders following the reverse split was consistent with the Company’s previous methodology. Additionally GSC Partners took into account the net asset value of the Company ($0.05 per share) and the liquidation value of the Company which is estimated to be less than $0.168 per share. GSC Partners also examined the analysis the Company and the Board had prepared regarding possible alternatives to the Reverse Split, the benefits and detriments of the Reverse Split Transaction and the procedural and substantive fairness of the Reverse Split Transaction in respect of the unaffiliated shareholders of the Company. In light of its independent evaluation, GSC Partners agreed with the analysis of the Board set forth above in “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT – Evaluation of the Reverse Split Transaction by the Board of Directors” and determined that the Reverse Split Transaction is fair from a procedural and substantive point of view to both affiliated and unaffiliated shareholders of the Company.

Fairness Opinion of Houlihan Lokey

     The Company retained Houlihan Lokey to render an opinion as to the fairness of the Reverse Split Transaction, from a financial point of view, to the Company and the holders of its Existing Common Stock. Houlihan Lokey rendered its opinion on August 20, 2003 in connection with the Board of Directors’ approval of the Reverse Split Transaction. The Board of Directors does not intend to have Houlihan Lokey update its opinion, nor does the Board of Directors intend to get a new opinion regarding the fairness of the Reverse Split Transaction. The Board of Directors believes that, although the consideration provided to certain shareholders in the Reverse Split Transaction has changed since Houlihan Lokey rendered its opinion (and has, in fact, decreased from $0.33 to $0.168 per share), the fundamental financial condition of the Company or the market in which the Company competes has not changed materially and the analysis underlying Houlihan Lokey’s opinion is therefore still relevant. Given these factors and the financial burden to the Company of paying for another fairness opinion, the Board of Directors is choosing to rely on the August 20, 2003 Houlihan Lokey opinion. However, shareholders should be aware while reviewing Houlihan Lokey’s fairness opinion that the opinion was given in August of 2003 when the Company was contemplating paying higher consideration per fractional share to be cashed out as a result of the Reverse Split Transaction and certain variables considered by Houlihan Lokey in rendering its fairness opinion including the publicly traded share price have changed and other variables may have changed since August 2003.

     Houlihan Lokey performed the valuation analysis contained in its fairness opinion without regard to the actual transaction price, but knowing that the price would ultimately be based within some reasonable range of its current trading price. Ultimately, the Special Committee determined the method for determining the transaction price, which transaction price happened to fall with Houlihan Lokey’s concluded range of values.

     The Company retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey received $150,000 from the Company in connection with a fairness opinion given by Houlihan Lokey with respect to the Company’s restructuring transactions effected in 2002 and early 2003. Houlihan Lokey also received $75,000 from e-talk Corporation, one of GSC Partners’ portfolio companies, in connection with a fairness opinion given in late 2003.

     Houlihan Lokey rendered its opinion that, as of August 20, 2003, subject to and based upon the various qualifications and assumptions set forth in its written opinion, the Reverse Split Transaction is fair to the Company and the holders of its Existing Common Stock from a financial point of view. The full text of Houlihan Lokey’s written opinion to the Company dated August 20, 2003, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix A, and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of such opinion. You are urged to, and should, read the opinion in its entirety.

     The opinion does not constitute a recommendation to the Company or its shareholders on whether or not to support the Reverse Split Transaction and does not constitute a recommendation to shareholders as to whether or not to vote in favor or against any matter set forth herein. Houlihan Lokey hereby consents to the filing of its opinion with respect to the Reverse Split Transaction with this Proxy Statement.

     Houlihan Lokey’s opinion addresses only the fairness, as of the date of the opinion, of the Reverse Split Transaction from a financial point of view and does not address any other terms or conditions of the Reverse Split Transaction, the agreements or any related documents relating thereto, the tax or legal consequences of the Reverse Split Transaction, including the tax or legal consequences to the shareholders of Pacific Aerospace. No restrictions or limitations were imposed by Pacific Aerospace upon Houlihan Lokey with respect to the investigation made or the procedures followed in rendering its opinion.

     Houlihan Lokey was not requested to consider, and Houlihan Lokey expressed no opinion as to, (a) any aspect of the Reverse Split Transaction not expressly addressed in its opinion, (b) the underlying business decision of the Company to proceed with the Reverse Split Transaction, or (c) the relative merits of the Reverse Split Transaction to the Company, its shareholders or any other party as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company. Furthermore, Houlihan Lokey did not advise the Board of Directors or the Special Committee to the Board of Directors with respect to the Reverse Split Transaction or alternatives thereto.

     Pacific Aerospace paid Houlihan Lokey a fee of $200,000 for rendering its opinion, no portion of which was contingent upon the opinion being favorable or on the consummation of the Reverse Split Transaction. If the Reverse Split Transaction has been terminated prior to its consummation and Houlihan Lokey had been requested to terminate work, then Houlihan Lokey and the Company would have mutually agreed upon Houlihan Lokey’s fees, but such fees would not have been less than the greater of $75,000, or Houlihan Lokey’s total time costs at its normal rates for similar projects, plus, reasonable expenses. The Company also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses.

     In connection with its opinion, Houlihan Lokey, among other things:

•	Reviewed copies of the Company’s Form 8-Ks dated August 1, 2001, August 31, 2001, September 30, 2001, October 19, 2001, January 29, 2002, February 1, 2002, March 19, 2002, March 26, 2002, April 19, 2002, September 10, 2002, and February 17, 2003;

•	Reviewed the latest preliminary proxy statement available as of July 23, 2003 describing the Reverse Split Transaction;

•	Met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects, projected operations and performance of the Company;

•	Reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended May 31, 1999 through 2002;

•	Reviewed the Company’s preliminary Form 10-K for the fiscal year ended May 31, 2003;

•	Reviewed the Company’s preliminary financial statements for the fiscal year ended May 31, 2003, which Company management has represented as being the latest available as of the date of Houlihan Lokey’s fairness opinion;

•	Reviewed Company prepared pro forma income statements for the fiscal years ended May 31, 1999 through 2003 that illustrate the financial performance of the Company by division;

•	Reviewed forecasts and projections prepared by the Company’s management for the fiscal years ending May 31, 2004 through 2008 (a summary of such forecasts and projections is set forth below in “The Income Approach”);

•	Reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•	Reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deems comparable to the Company; and

•	Conducted such other studies, analyses and inquiries as Houlihan Lokey has deemed appropriate.

     Valuation Analysis – General

     Because the Company’s Common Stock is publicly traded, Houlihan Lokey considered the per share value ascribed to it by the public markets. Accordingly, Houlihan Lokey analyzed the Company’s historical Common Stock price, trading volume, level of institutional ownership, and analyst coverage relative to other companies operating in similar industries. As of August 19, 2003, the Company’s Common Stock closed at a price of $0.31 per share. The average daily trading volume of the Company’s

Common Stock for the three-month period preceding August 19, 2003 was approximately 46,000 shares; however, excluding one large block trade at $.001 per share between insiders, its average daily trading volume over this period was 1,700 shares. Thus, the average daily liquidity of the Company’s Common Stock was less than $1,000, excluding the aforementioned block trade. The mean average daily liquidity of stocks of other companies operating in the Company’s industry was approximately $4.1 million. Furthermore, the Company is not actively followed by securities analysts. Based upon the aforementioned characteristics, Houlihan Lokey concluded that the market price of the Company’s Common Stock was based primarily on speculation and may not reflect the underlying value of the Company’s Common Stock. Accordingly, Houlihan Lokey performed a fundamental valuation of Pacific Aerospace using various methods to evaluate the fairness of the Reverse Split Transaction from a financial point of view. However, in performing its fundamental valuation, Houlihan Lokey considered the Company’s publicly traded price per share as one indication of value among several others analyzed and described in this proxy statement.

     The basic methodology used by Houlihan Lokey to determine the per share equity value of the Company was to first determine an enterprise value of the Company, then subtract the redemption value of the Company’s debt and add to the result the value of the Company’s net operating loss carry forwards, cash and other similar assets. The result was then divided by diluted shares outstanding to yield the Company’s per share equity value. The methods used to determine the Company’s value were the Market Multiple Method, the Transactions Method, and the Income Approach. Houlihan Lokey also considered other methods in valuing the Company’s per share equity value. These included: (i) analyzing recoveries of equity holders in restructuring transactions and deriving an implied value per share; (ii) determining the per share value of Company using a Black-Scholes analysis, (iii) examining a recent large block trade in the Company’s Common Stock; and (iv) evaluating the Company’s public trading price. In concluding a value range, Houlihan Lokey analyzed the resulting values from each approach and elected to equally weight each. As described in the foregoing analysis, four of the seven approaches resulted in estimates of value that were either negative or approximately zero at the low end of the indicated range.

     This summary is qualified in its entirety by reference to the full text of Houlihan Lokey’s fairness opinion, which is attached as Appendix A.

     Valuation of the Equity of the Company

     The Market Multiple Approach. The market multiple approach is a widely used valuation methodology in which the enterprise and equity values of a company are determined based upon the trading multiples of comparable publicly traded companies. This approach can involve the determination of a level of earnings, which are considered to be representative of the future performance of the company, and capitalizing these figures by a risk-adjusted multiple. In performing this analysis, Houlihan Lokey valued the Company’s U.S. operations and European operations separately. Accordingly, Houlihan Lokey reviewed certain financial information for two groups of public companies that it deemed to be comparable to Pacific Aerospace’s two main divisions.

     The group of comparable companies for the U.S. operations included the following:

•	Amphenol Corp.,

•	AVX Corp.,

•	Ceradyne Inc.,

•	CTS Corp.,

•	DRS Technologies Inc.,

•	Esterline Technologies,

•	Molex Inc.,

•	Spectrum Control, Inc.,

•	Aeroflex, Inc.,

•	La Barge, Inc.,

•	Teledyne Technologies, Inc. and

•	Herley Industries, Inc.

     Houlihan Lokey calculated, reviewed and analyzed the enterprise value as a multiple of: (i) revenue; and (ii) earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal year end and latest twelve months financial data for each comparable company. Based on the resulting ranges and medians of market multiples Houlihan Lokey selected ranges of revenue and EBITDA multiples to apply to a range of representative revenue and EBITDA levels for the U.S. operations to calculate an enterprise value for the U.S. operations of $21.75 million to $32.50 million.

The group of comparable companies for the European operations included the following:

•	Barnes Group, Inc.,

•	Ducommun, Inc.,

•	Hampson Industries plc,

•	Ladish Company, Inc. and

•	LMI Aerospace, Inc.

     Houlihan Lokey calculated, reviewed and analyzed the enterprise value as a multiple of revenue and EBITDA for the fiscal year end and latest twelve months financial data for each comparable company. Based on the resulting ranges and medians of market multiples Houlihan Lokey selected ranges of revenue and EBITDA multiples to apply to a range of representative revenue and EBITDA levels for the European operations to calculate an enterprise value for the European operations of $18.25 million to $24.88 million.

     After deriving separate enterprise values for the Company’s US operations and its European operations, Houlihan Lokey summed the values of each to arrive at an enterprise value for the entire Company of $40 million to $57.4 million. From this enterprise value, Houlihan Lokey subtracted the redemption value of the Company’s debt and added to the result the value of the Company’s net operating loss carry forwards, cash and other similar assets to arrive at an equity value using the Market Multiple Method. This resulted in a range of value for the Company of a nominal amount, or approximately zero, to $14.01 million. Finally, Houlihan Lokey divided the equity value by diluted shares outstanding to arrive at a per share equity value for the Company of negative $0.14 to $0.56. Houlihan Lokey notes that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

     There are inherent differences between the businesses, operations, and prospects of the Company and the comparable companies used in the market multiple analysis. Accordingly, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the market multiple analysis in determining the equity value of the Company, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the comparable companies that would, in Houlihan Lokey’s judgment, affect the public market valuation of such companies. In its valuation of the Company, Houlihan Lokey considered the value range indicated in the Market Multiple Approach among the several value ranges discussed herein. Thus, in concluding a final range of value, values from the Market Multiple Approach were averaged with the values from the other approaches discussed below to result in a concluded range of per share values for the Company’s Common Stock of a nominal amount, or approximately zero, to $0.33.

     The Transaction Approach. The transaction approach is similar to the market multiple approach in that the value of a company is analyzed based upon multiples of other companies. A key difference between the transaction approach and the market multiple approach is that the multiples used in the transaction approach are based upon transaction values instead of non-transaction trading prices. Houlihan Lokey analyzed certain financial performance measures for numerous transactions involving both electronic components producers and aerospace parts manufactures. No company or transaction used in the transaction analysis was directly comparable to the Company or the Reverse Split Transaction. Accordingly, the transaction analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies that could affect values.

The transactions evaluated for the U.S. operations that Houlihan Lokey considered representative were the following:

•	a private group’s acquisition of Avcorp Industries, Inc.;

•	Crane Company’s acquisition of Signal Technology Corp.;

•	Behrman Capital’s acquisition of ILC Industries, Inc.;

•	Odyssey Investment Partners’ acquisition of DeCrane’s Specialty Avionics Group;

•	DRS Technologies Inc.’s acquisition of Kaman Corp.;

•	Amphenol Corp’s acquisition of PCD, Inc.;

•	Superconductor Technologies Inc.’s acquisition of Conductus Inc.;

•	OHB Teledata AG’s acquisition of Cea Industries;

•	Connor Group Ltd’s acquisition of Surtech Interconnection Ltd.;

•	Paragon AG’s acquisition of Miquest Corp.;

•	Varian Inc.’s acquisition of Comtel Electronics Inc.;

•	Goodrich’s acquisition of TRW Aeronautical Systems;

•	Axa SA’s acquisition of Areva SA;

•	Three-five System Inc.’s acquisition of ETMA Corp;

•	General Dynamics’ acquisition of Advanced Technical Products;

•	Opengate Group SpA’s acquisition of Innocenti & Cammelli SpA;

•	Newport Corp’s acquisition of Micro Robotic Systems, Inc.;

•	Solectron Corp’s acquisition of C-MAC Industries, Inc.;

•	Vishay Intertechnology, Inc.’s acquisition of General Semiconductor, Inc.;

•	Avnet, Inc.’s acquisition of Kent Electronics Corp.;

•	Simclar International’s acquisition of Techdyne, Inc.;

•	Sanmina Corp.’s acquisition of Hadco Corp.;

•	ACT Manufacturing’s acquisition of GSS Array Technology;

•	Molex’s acquisition of Axsys Technologies Beau Interconnect Division;

•	Saturn Electronics & Engineering’s acquisition of Smartflex Systems; and

•	Emerson Electric’s acquisition of Astec (BSR) PLC.

     Houlihan Lokey observed enterprise value to revenue multiples for each of the comparable transactions and used a range of the observed revenue multiples to apply to a range of representative financial data for the U.S. operations to calculate an enterprise value for U.S. operations of $22.50 million to $30.25 million.

The transactions evaluated for the Company’s European operations that Houlihan Lokey considered representative were the following:

•	a private group’s acquisition of Odyssey Investment Partners LLC;

•	a private company’s acquisition of another private company;

•	Barnes Group, Inc.’s acquisition of Kar Products LLC;

•	a private group’s acquisition of Lunt Brothers LC;

•	Resilience Capital Partners’ acquisition of Beech Tool Company and Beech Pattern Corp;

•	Triumph Group Inc.’s acquisition of Boeing Company – Spokane Fabrication;

•	Megellan Aerospace Corp’s acquisition of Haley Industries;

•	LMI Aerospace Inc.’s acquisition of Versaform Corp.;

•	A&J Precision Tool Company’s acquisition of Cohagan Tool Company;

•	B/E Aerospace’s acquisition of M&M Aerospace Hardware, Inc.;

•	Ducommun’s acquisition of Composite Structures LLC;

•	Royal Bank Private Equity’s acquisition of Doncasters plc;

•	Precision Castparts Corp’s acquisition of Wouter Witzel Holland’s Valve Division;

•	Smiths Industries’ acquisition of TI Group plc;

•	Carlyle Group’s acquisition of The Corporate Commercial Aerostructures Business of Northrop Grumman;

•	Precision Castparts’ acquisition of United Engineering Forgings LTD-UEF Aerospace;

•	Allied Signal’s acquisition of TriStar Aerospace Co.,

•	TI Group’s acquisition of General Electric’s Tri-Manufacturing;

•	United Technologies acquisition of Sundstrand Corp.; and

•	Cordant Technologies’ acquisition of Carlyle Group-Howmet International, Inc.

     Houlihan Lokey observed enterprise value to revenue multiples and enterprise value to EBITDA multiples, respectively, for each of the comparable transactions and used a range of the observed multiples to apply to a range of financial data for the European operations to calculate an enterprise value for the European operations of $19.25 million to $26.63 million.

     After deriving enterprise values for the Company’s U.S. operations and its European operations, Houlihan Lokey summed the values of each to arrive at an enterprise value for the entire Company of $41.75 million to $56.88 million. From the enterprise value, Houlihan Lokey subtracted the redemption value of the Company’s debt and added to the result the value of the Company’s net operating loss carry forwards, cash and other similar assets to arrive at an equity value for the Company of a nominal amount to $13.51 million. Finally, Houlihan Lokey divided the equity value by diluted shares outstanding to arrive at a per share equity value for the Company of negative $0.06 to $0.54. Houlihan Lokey notes that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value. In valuing the Company, Houlihan Lokey considered the value range indicated in the Transactions Approach among the several value ranges discussed herein. Thus, in concluding a final range of value, the values derived from the Transactions Approach were averaged with the value indications from the other approaches discussed herein to result in a concluded range of per share values for the Company’s Common Stock of a nominal amount, or approximately zero, to $0.33.

     The Income Approach. The income approach to calculate enterprise value consisted of a discounted cash flow analysis. The discounted cash flow analysis was based on five-year projections provided by the management of the Company, which are summarized as follows:

Projected Financial Performance(1)

		Projected(1) FYE May 31,

($in millions)	2004	2005	2006	2007	2008

Revenue – Distributed Eliminations
US Operations	24.430	26.600	29.200	31.825	34.970
European Operations	39.486	40.000	40.850	41.600	44.250

Total	63.916	66.600	70.050	73.425	79.220

Gross Profit
US Operations	8.404	9.324	10.525	11.900	13.395
European Operations	3.710	3.905	4.125	4.365	5.985

Total	12.114	13.229	14.650	16.265	19.380
Adjusted EBITDA
US Operations	3.334	4.180	5.155	6.130	7.170
European Operations	2.867	3.065	3.225	3.425	5.030

Total	6.201	7.245	8.380	9.555	12.200
Adjusted EBIT
US Operations	1.594	2.400	3.331	4.236	5.221
European Operations	0.711	0.873	0.995	1.185	2.760

Total	2.305	3.273	4.326	5.421	7.981

Notes:

Per management, eliminations have been allocated to the US Operations, as Europe functions as a standalone entity.

(1) Per management, results do not include discontinued operations.

     In determining the value of the Company based on the discounted cash flow approach, Houlihan Lokey estimated the present value of: (i) the Company’s unlevered interim cash flows through May 31, 2008; and (ii) the value of the Company as a stand-alone entity at the end of fiscal year 2008 ("Terminal Value"). Houlihan Lokey estimated Terminal Values as a multiple of projected EBITDA to determine an enterprise value for the Company of $30.6 million to $41.5 million. From the enterprise value, Houlihan Lokey subtracted the redemption value of the Company’s debt and added to the result the value of the Company’s net operating loss carry forwards, cash and other similar assets to arrive at an equity value for the Company of negative $0.51 to negative $0.08. Houlihan Lokey notes that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value. Thus, Houlihan Lokey concluded that the per share equity value for the Company based on the income approach was nominal, or approximately zero. In valuing the Company, Houlihan Lokey considered the value range indicated in the Income Approach among the several value ranges discussed herein. Thus, in concluding a final range of value, the values derived from the Income Approach were averaged with those derived from the other approaches discussed herein to result in a concluded range of per share values for the Company’s Common Stock of a nominal amount, or approximately zero, to $0.33.

     Implied Value of Recovery to Equity Holders in a Hypothetical Restructuring - Houlihan Lokey also determined the per share equity value of the Company by analyzing recoveries in recent restructuring transactions. Houlihan Lokey determined that analyzing the value of the Company in the context of a bankruptcy or restructuring was a meaningful scenario based on the following: (i) the Company’s book value of stockholders’ equity is negative; (ii) the Company’s auditors, KPMG LLP, qualified their audit report with a going concern assumption stating that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern; (iii) the low end of the Company’s enterprise value range as determined by Houlihan Lokey is materially below the current redemption value of the Company’s debt; and (iv) the Company is significantly dependent on the commercial aerospace industry that has been in a depressed state since the events of September 11, 2001. In applying this approach, Houlihan Lokey considered a selected range of enterprise values derived from the Market Multiple Approach, the Transactions Approach, and the Income approach, discussed above. Houlihan Lokey then applied a range of hypothetical recoveries in a restructuring transaction (as evidenced by recent restructuring transactions) to arrive at a recovery value to the equity holders of the Company, estimated to be $3.75 million to $5.19 million. Finally, Houlihan Lokey divided the result by diluted shares outstanding to arrive at a per share equity value for the

Company of $0.15 to $0.21. The following table illustrates the application of this approach and the relevant data upon which Houlihan Lokey relied.

Overview of Equity Recoveries in Recent Restructuring Transactions

Percentage of
Recovery	Restructurings

Old Equity gets 10% or more of New Equity	6.4%
Old Equity gets 5% to < 10% of New Equity	0.0%
Old Equity gets 2.5% to < 5% of New Equity	0.0%
Old Equity gets > 0% to < 2.5% of New Equity	8.5%
Old Equity gets 0% of New Equity	85.1%

Range of Recovery Values

	Concluded Enterprise Value			Implied Aggregate Recovery
	Range			Value			Implied Price per Share (1)
Percent
Recovery	Low		High	Low		High	Low		High

10.0%	$37.500	—	$51.900	$3.750	—	$5.190	$0.15	—	$0.21
7.5%	$37.500	—	$51.900	$2.813	—	$3.893	$0.11	—	$0.16
5.0%	$37.500	—	$51.900	$1.875	—	$2.595	$0.08	—	$0.10
2.5%	$37.500	—	$51.900	$0.938	—	$1.298	$0.04	—	$0.05
0.0%	$37.500	—	$51.900	$0.000	—	$0.000	NA	—	NA

(1)	Based on 24.855 million diluted shares outstanding.

     In valuing the Company, Houlihan Lokey considered the value range derived from this approach among the several value ranges described herein. Thus, in concluding a final range of value, values from this approach were averaged with those of other approaches discussed herein to result in a concluded range of per share values for the Company’s Common Stock of a nominal amount, or approximately zero, to $0.33.

     Equity Value Under Black-Scholes Method - Houlihan Lokey also determined the equity value of the Company by analyzing the option value of the equity. In applying this approach, Houlihan Lokey used a Black-Scholes option pricing model, assuming the enterprise value arrived at through the Market Multiple, Transactions and Income Approaches to value represented the Company’s stock price, and the maturity value of the Company’s senior and Paid-In-Kind (“PIK”) debt represented the exercise price. The time to expiration was estimated based on the maturities of the Company’s senior and PIK debt, and volatility was based on analysis of the volatilities for comparable companies considered in the Market Multiple Approach. The Black-Scholes option pricing model resulted in a range of equity values of $9.96 million to $18.71 million for the Company. Houlihan Lokey then divided the equity value range by diluted shares outstanding to arrive at a per share equity value range for the Company of $0.40 to $0.75. In valuing the Company, Houlihan Lokey considered the value range indicated in this approach among the several value ranges discussed herein. Thus, in concluding a final range of value, values from this approach were averaged with the values derived from the other approaches discussed herein to result in a concluded range of per share values for the Company’s Common Stock of a nominal amount, or approximately zero, to $0.33.

     Recent Transactions in the Company Stock – Houlihan Lokey also considered the per share values indicated in recent block and trading transactions involving the Company’s stock. The block trade involved 2.9 million shares of the Company’s Common Stock, which was sold for $0.001 per share. However, such transaction also included the sale of certain of the Company’s debt. Moreover, Houlihan Lokey observed that the Company’s Common Stock, when traded, has recently traded for approximately $0.31 per share. Houlihan Lokey considered the value ranges indicated in this approach as two indications among the several discussed herein. Thus, in concluding a final range of value, indications from this approach were averaged with the value indications from the other approaches discussed above to result in a concluded range of per share values for the Company’s Common Stock of a nominal amount, or approximately zero, to $0.33.

     Valuation Summary. Houlihan Lokey considered valuation indications derived from each of the aforementioned approaches, which indicated a range of equity values per share for the Company of negative $0.51 to $0.75 per share. Houlihan Lokey noted that four of the seven aforementioned approaches produced indications of value on the low end that were either approximately zero or negative, indicating that there is no value in the Company’s equity on the low end of the range. Furthermore, Houlihan Lokey considered that in its judgment no one approach was more appropriate than any other in determining the value of the Common Stock of the Company. Accordingly, Houlihan Lokey decided to weight each approach equally. Based upon its analyses and equal weighting of indications from each of the aforementioned valuation approaches, Houlihan Lokey determined that a reasonable range of value per share of the Company’s Common Stock was a nominal amount, or approximately zero, to $0.33 per share. The following table summarizes value indications from each of the aforementioned approaches and Houlihan Lokey’s concluded value range.

	Price per Share(1)

	Low		High

Market Approach
Market Multiple Methodology	$(0.14)	–	$0.56
Comparable Transaction Methodology	$(0.06)	–	$0.54
Income Approach
Discounted Cash Flow Methodology	$(0.51)	–	$(0.08)
Other Approaches
Recovery in a Restructuring Transaction	$0.15	–	$0.21
Black-Scholes Option Value	$0.40	–	$0.75
Publicly Traded Share Price as of 8/19/03	$0.31	–	$0.31
Recent Sale of Large Block	$0.001	–	$0.001

Value Range(2)	Nominal	–	$0.33

(1)	Based on 24.855 million diluted shares outstanding.

(2)	Based on the average of the per share values indicated in the various approaches.

(3)	Numbers in parentheses indicate a negative value. Negative values mean there is no value in the Company’s equity.

     Conclusion

     Based on the various approaches described above, Houlihan Lokey concluded, as of August 20, 2003, that the Company’s equity value was in the range of a nominal amount to $0.33 per share. In the Reverse Split Transaction, fractional shares would be redeemed by the Company at a price determined by the average closing price of the last 10 days, up to and including the record date, on which trades took place. This method produced a price per share of approximately $0.33 as of August 13, 2003, though the price would change over time as the trading price fluctuated. As of August 20, 2003, the date it rendered its fairness opinion to the Company’s Board of Directors and its Special Advisory Committee to the Board of Directors, based on its valuation analysis, Houlihan Lokey determined that the per share value that would be paid by the Company to holders of any fractional shares in connection with the Reverse Split Transaction fell at the high end of the range of value for such shares, as estimated by Houlihan Lokey. Based on the foregoing, Houlihan Lokey’s analyses indicated that the Reverse Split Transaction as determined by the Board of Directors is fair, from a financial point of view, to the Company and the holders of its Existing Common Stock.

     Assumptions

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey considered the significance and relevance of each analysis and factor as discussed above. However, Houlihan Lokey believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses undertaken by it in connection with its opinion. Houlihan Lokey relied upon the accuracy and completeness of all financial, accounting, legal, tax, operating and other information provided to it by the Company and assumed that all such information was complete and accurate in all material respects, that no material changes occurred in the information reviewed between the date the information was provided and the date of the opinion, or in the assets, financial condition, business or prospects of the Company and that there were no facts or information regarding the Company that would cause the information supplied to Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for the accuracy or completeness of such information.

     With respect to the financial projections and pro forma financial statements and adjustments provided to Houlihan Lokey, all of which were provided by the management of the Company, Houlihan Lokey assumed that such projections and pro forma financial statements and adjustments were reasonably prepared on a basis consistent with actual historical experience, reflected the best currently available estimates and good faith judgments of the management of the Company, and could reasonably be relied upon.

     The estimates contained in Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

     Houlihan Lokey did not make an independent evaluation, appraisal or valuation of any assets or liabilities of the Company. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the Company’s control and are not susceptible to accurate prediction. While Houlihan Lokey believes that its review is an adequate basis for the opinion it expressed, the opinion is necessarily based upon market, economic and other conditions that exist and could be evaluated as of the date of the opinion, and any change in such conditions could require a re-evaluation of the opinion.

Treatment of Affiliated and Unaffiliated Shareholders in the Reverse Split Transaction

Affiliated and unaffiliated shareholders of the Company will be treated the same under the proposed Reverse Split. Unaffiliated and affiliated shareholders will benefit from the Reverse Split in that they will receive a cash payment for all or a portion of their existing holdings. All holders of less than 11,000 shares of Existing Common Stock will receive a cash payment for their entire interest in the Company, which the Company believes provides a substantial benefit since the current market for the shares is very limited. Those unaffiliated and affiliated shareholders who hold 11,000 or more shares of Existing Common Stock will receive New Common Stock and will continue to have voting and ownership rights in the Company, as well as payments in cash for any fractional shares resulting from the Reverse Split for such holders.

How the Reverse Split Transaction will be Undertaken

The Reverse Split of the Company’s outstanding Common Stock will automatically occur upon the filing of the Reverse Split amendment (“Reverse Split Amendment,” a copy of which is attached hereto as Appendix B). Following shareholder approval, the Reverse Split Transaction may be undertaken at the option of the Company’s Board of Directors. The Board of Directors plans to effect the Reverse Split immediately upon shareholder approval; however, the Board of Directors may abandon the Reverse Split Transaction if it determines the split not to be in the best interests of the Company’s shareholders. The conditions which could lead the Board of Directors to abandon the Reverse Split Transaction include a substantial increase in the price of the Common Stock of the Company, a significant improvement in the Company’s business operations or a third party acquirer being identified. The “Effective Date,” referred to throughout this Proposal 1, for the Reverse Split will be the date indicated as such in the Reverse Split Amendment, which date is currently expected to be the date on which the Reverse Split Amendment is filed with the State of Washington. In order to receive the cash payment, a shareholder must deliver its certificate representing its Common Stock to the Company’s transfer agent. The Company expects to make cash payments to those persons receiving cash in lieu of fractional shares within three days of receipt of the shareholder’s certificate representing that shareholder’s Common Stock. No interest will accrue on the cash payments from the time of effectiveness of the Reverse Split Transaction to the time shareholders receive such cash payments.

Following shareholder approval of the Reverse Split, should the Board of Directors elect to undertake the Reverse Split, each holder of 11,000 shares of Existing Common Stock will automatically become the holder of one post-Reverse Split share of Common Stock, also referred to herein as “New Common Stock”. No fractional shares will be issued in connection with the Reverse Split, and any fractional shares that may result will be redeemed in cash based on the fair value of the Existing Common Stock as required by Washington Law (shares held by shareholders affiliated with one another will be aggregated for this purpose to the extent commercially practicable). The fair value of the Existing Common Stock was determined (for purposes of the payment for fractional shares) based upon the average of the last reported sale prices on the NASD Over-the-Counter Bulletin Board on each of the last ten days on which the Common Stock was traded on or prior to the record date, January 20, 2004. Because the Company’s stock is much less liquid compared to other publicly held companies, the Board of Directors engaged Houlihan Lokey to issue a fairness opinion, confirming that such methodology was fair to holders of the Company’s Existing Common Stock from a financial point of view. The ultimate price to be paid per share, $0.168, is within Houlihan Lokey’s concluded range of values, $0 — $0.33. Houlihan Lokey concluded that a price within such a price range was fair to the holders of the Company’s Existing Common Stock from a financial point of view. The Board of Directors believes that the average closing price of the Existing Common Stock measured over the last ten days on which the Common Stock was traded accurately reflects the fair value of the Existing Common Stock.

The certificates representing Existing Common Stock will not be required to be exchanged for new certificates representing New Common Stock. Rather, the certificates representing Existing Common Stock will be deemed automatically to constitute and represent the correct number of post-split shares without further action by the Company’s shareholders, and certificates representing New Common Stock will only be issued as old certificates are delivered to the Company’s transfer agent as transfers of shares occur after the Effective Date. However, in order to receive the cash payment due to shareholders who will be entitled to a fractional share of New Common Stock in addition to an integral number of shares of New Common Stock, such shareholder must deliver its certificate representing its Common Stock to the Company’s transfer agent. The Company expects to make cash payments to those persons receiving cash in lieu of fractional shares within three days of receipt of the shareholder’s certificate representing that shareholder’s Common Stock. As a result of the Reverse Split, the number of outstanding shares of Common Stock on the Effective Date will be reduced from 24,815,859 shares to approximately 2,252* shares.

The Reverse Split will not change the per share par value of the Company’s Common Stock. The only

*	This number may vary as a result of the cash-out of fractional shares and the determined fair value of those shares. The Company estimates that it will pay an aggregate of approximately $140,000 to holders of fractional shares of Common Stock after the Reverse Split, based on a valuation of $0.168 per share of Existing Common Stock.

effects on the Company’s consolidated financial statements will be a reclassification of the capital accounts on the Company’s balance sheet, a recalculation of loss per share and weighted average shares outstanding as if the Reverse Split had occurred on the first day of each period presented, and a reduction in the Company’s authorized capital stock. In addition, the Company will account for approximately $140,000 for the purchase of fractional shares and $512,000 in expenses related to the Reverse Split Transaction.

SUMMARY OF THE GENERAL EFFECTS OF THE REVERSE SPLIT

1. Rights, Preferences and Limitations:

There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. If the Reverse Split Transaction is approved and implemented, each remaining shareholder’s percentage interest will be the same as it was prior to the approval of the proposal, except for the effect of the elimination of fractional shares. There will be no differences with respect to dividend, voting, liquidation or other rights associated with the Company’s Common Stock before and after the Reverse Split Transaction.

Holders of fewer than 11,000 shares of Existing Common Stock will no longer have any voting or ownership rights in the Company after the Reverse Split Transaction is effected. As a result, such holders will no longer be able to participate in any future growth of the Company.

2. Financial Effect:

The total number of fractional shares to be purchased is estimated to be approximately 835,000 at a cost of approximately $140,000. The cost of the Reverse Split Transaction will come from the Company’s available cash balances, and, accordingly, will reduce the Company’s cash balance. The Company is financing the Reverse Split Transaction with its available cash balance and has not arranged for any alternative financing to consummate the transaction in the event its available cash balance is insufficient. The Company issued an additional $5.7 million face amount of its senior secured Notes due 2007 to GSCP Recovery, Inc. and GSC Recovery II, L.P. in order to increase the cash balance of the Company to help fund the Reverse Split Transaction as well as other general operating costs. As a result of the reduction in the number of shares outstanding, the Company’s earnings per share and book value per share will increase by a factor of 11,000. The proposed Reverse Split Transaction will not effect the par value of the Company’s Common Stock. As a result, on the Effective Date of the Reverse Split Transaction, the stated capital on the Company’s balance sheet attributable to common stock will be reduced in proportion to the Reverse Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. No other material impact on the Company’s financial statements is expected other than the expenses related to the Reverse Split as indicated below and the payment of approximately $140,000 for the purchase of fractional shares.

The Company will pay all of the expenses related to the Reverse Split Transaction. In addition to the cash-out of fractional shares, we estimate that the expenses of the Reverse Split Transaction will be as follows:

Legal fees	$200,000
Accounting fees	25,000
EDGAR filing preparation fees	5,000
Fairness Opinion fees and expenses	225,000
Printing and Mailing Costs	50,000
Transfer Agent fees	5,000
Special Committee Compensation	2,000

Total	$512,000

Many of the expenses and disbursements are related to the Company’s retention of Houlihan Lokey to give a fairness opinion regarding the Reverse Split Transaction, the law firm of Milbank, Tweed, Hadley & McCloy to assist it in the preparation of the documents related to the Reverse Split Transaction and Interwest Transfer Co., Inc. to act as transfer agent. Additionally, the Company’s chief executive officer and chief financial officer spent a great deal of their time aiding in the Reverse Split process.

3. Effect on Market for Shares:

The Company estimates that the number of shares of New Common Stock outstanding after the Reverse Split Transaction is effected will be approximately 2,252 in the hands of approximately 7 shareholders. As of the date of this proxy statement, the 7 shareholders expected to remain following the Reverse Split are GSCP Recovery, Inc., M.W. Post Advisory Group L.L.C., William E. Simon & Sons, Grantchester Securities, HBK Master Fund, Deltec Asset Management and Donald Wright, though the number and names of shareholders who will remain following the Reverse Split Transaction may change. As a result, there will be no organized market for the Company’s shares. Even though the Company’s Common Stock is currently very thinly traded, this will have a further adverse effect on the liquidity of the Common Stock.

The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such price and on such terms as the Board of Directors determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Split Transaction will not have any preemptive or other preferential rights to purchase any of the Company’s stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholder.

4. Termination of Exchange Act Registration of New Common Stock:

The Reverse Split proposal will affect the public registration of the New Common Stock with the SEC under the Exchange Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Split proposal by the shareholders. The Company may terminate registration under the Exchange Act if the New Common Stock is no longer held by 300 or more shareholders of record. Termination of registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as filing of proxy statements, no longer applicable to the Company.

With respect to the executive officers and directors of the Company, upon termination of registration of the Common Stock under the Exchange Act, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16 thereof.

Upon termination of Exchange Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

5. Beneficial Owners of Company Stock:

The Reverse Split Transaction will affect shareholders holding Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and shareholders holding Company stock in street name should contact their nominees to determine how they are affected by the Reverse Split Transaction.

6. Directors and Officers:

The Company intends that the directors elected at the Special Meeting and the current officers of the Company will be the directors and officers of the Company immediately following the effectiveness of the Reverse Split Transaction. In connection with the termination of the Company’s registration and reporting obligations under the Exchange Act, the Company may reduce directors’ fees and substantially reduce or eliminate its directors and officers liability insurance coverage.

7. Effect on GSC Partners

Following the Reverse Split Transaction, GSC Partners will remain the controlling shareholder of the Company. It expects that its percentage ownership in the Company will increase from 64.98% to 67.29% and its shared voting power in the Company’s Common Stock, which it shares with M.W. Post, will increase from 91.78% to approximately 94.90%. Based upon audited financial statements for the fiscal year ended May 31, 2003, GSC Partners expects that its interest in the net loss of the Company will increase from $7.63 million, or 64.98% to $7.90 million, or 67.29%. Similarly, it expects that its interest in the net book deficit of the Company will increase from $6.34 million, or 64.98% to $6.57 million, or 67.29%. In all other respects, the expected effects of the Reverse Split Transaction on GSC Partners will be no different from the benefits and detriments experienced by other continuing shareholders discussed above in the sections entitled “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT — Purposes and Reasons for the Proposed Reverse Split” and “SPECIAL FACTORS RELATING TO THE REVERSE SPLIT — Potential Disadvantages of the Reverse Split Transaction.”

8. Reduction in Authorized Common Stock:

The Reverse Split Amendment to the Company’s Certificate of Incorporation includes the Reduction in Authorized Common Stock. The Reduction in Authorized Common Stock is contingent on the approval of the Reverse Split Transaction and will reduce the number of authorized shares of Common Stock from 100,000,000 to 10,000,000 shares. With the exception of the number of authorized shares, the terms of the Common Stock before and after the Reduction in Authorized Common Stock will remain the same. The Reduction in Authorized Common Stock is discussed below in the section entitled “PROPOSAL 2 – AMENDMENT TO ARTICLES OF INCORPORATION TO REDUCE THE COMPANY’S AUTHORIZED COMMON STOCK.”

The effect of the Reverse Split on the aggregate number of shares of the Company’s Common Stock is as follows:

	Number of Shares

		Pro Forma for the
	May 31, 2003	Reverse Split(1)

Common Stock:
Authorized	100,000,000	10,000,000
Outstanding	24,779,209	2,252
Available for issuance	75,220,791	9,997,748
Per share par value	$0.001	$0.001
Preferred Stock:
Authorized	5,000,000	5,000,000
Outstanding	0	0
Available for issuance	5,000,000	5,000,000
Per share par value	$0.001	$0.001

		Pro Forma for the
	May 31, 2003	Reverse Split(1)

Shareholders’ equity (deficit):
Common stock	25,000	—
Additional paid-in capital	105,844,000	105,729,000
Accumulated other comprehensive loss	(5,506,000)	(5,506,000)
Accumulated deficit	(110,122,000)	(110,634,000)

Total shareholders’ deficit	$(9,759,000)	$(10,411,000)

(1)	Subject to minor adjustment due to the cash-out of fractional shares and variation in expected expenses. The Company estimates that it will pay an aggregate of approximately $140,000 to holders of fractional shares of Common Stock after the Reverse Split, based on a valuation of $0.168 per share of Existing Common Stock and the Company estimates that it will pay approximately $512,000 in expenses related to the Reverse Split Transaction.

Effect Upon Outstanding Options and Warrants

In connection with Proposal 1, all outstanding options and warrants exercisable for shares of Common Stock will be adjusted so that the number of shares issuable upon the exercise of such outstanding options or warrants will be decreased in proportion to the 1-for-11,000 Reverse Split, and the exercise price per share under such outstanding options and warrants will be proportionately increased. Outstanding options will be rounded up to the nearest whole share and no cash payment will be made in respect of any fractional share relating to the outstanding options. Following the Reverse Split, the Company expects that there will be no shares underlying outstanding options. With respect to the Company’s outstanding warrants, cash payments will be made in respect of fractional shares in accordance with the terms set forth in each respective warrant agreement upon exercise of such warrants. However, since all of the Company’s warrants are currently out-of-the-money, the Company does not anticipate that any warrants will be exercised. Following the Reverse Split, the Company expects that there will be approximately 37 shares underlying outstanding warrants.

NO EXCHANGE OF STOCK CERTIFICATES REQUIRED

As noted above under “Introduction,” each current certificate representing issued and outstanding shares of Common Stock prior to the Reverse Split will automatically be deemed to represent the correct number of post-split shares after the Effective Date without further action by the shareholders, and it will not be necessary for any shareholder to surrender the existing certificates representing such Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

A summary of all material federal income tax consequences of the proposed Reverse Split is set forth below. The following discussion is based upon present federal tax law and does not purport to be a complete discussion of such consequences. Accordingly, SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE PROPOSED REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

1.	The proposed Reverse Split will not be a taxable transaction to the Company.

2.	A shareholder will not recognize any gain or loss as a result of the Reverse Split, except that it may recognize gain or loss to the extent of the cash it receives for fractional shares; the maximum cash payment that will be received by a shareholder for fractional shares is 10,999 times the $0.168 (the fair valuation of the Company’s Existing Common Stock as determined by the Special Committee and Board of Directors) or $1,847.83.

3.	The aggregate tax basis of a shareholder’s New Common Stock will equal the aggregate tax basis of the shareholder’s shares Existing Common Stock, reduced by any basis allocable to the fractional shares for which the shareholder received cash. The holding period of the New Common Stock generally will include the holding period of the shareholder’s Existing Common Stock, provided the Existing Common Stock were capital assets in the hands of such shareholder.

DISSENTERS’ RIGHTS

Under Washington law, only shareholders who will hold no shares of Common Stock of the Company as a result of the Reverse Split are entitled to dissenters’ rights. This means that only holders of less than 11,000 shares of the Company’s Existing Common Stock are entitled to dissenters’ rights. The dissenters’ rights statute provides that shareholders who dissent from such a proposed corporate action are entitled to obtain payment in cash for the fair value of their fractional share (if any) resulting from the Reverse Split. The Company believes that the maximum value a shareholder would be entitled to in cash as a result of the Reverse Split would be equal to no more than 10,999 shares times $0.168 (the fair valuation of the Company’s Existing Common Stock as determined by the Special Committee and Board of Directors) or $1,847.83. In addition, because of the lack of liquidity in the Company’s stock, the Board of Directors engaged Houlihan Lokey to provide a fairness opinion regarding the Reverse Split Transaction. While the Company believes this to be a reasonable determination of fair value under Washington State law, our beliefs are not binding on any court and a court may reach a different conclusion with respect to the fair value of such shares.

A shareholder otherwise qualifying for dissenters’ rights may dissent only if such shareholder (i) delivers written notice to the Company of its intent to demand payment prior to the time the vote is taken on the Reserve Split Proposal, (ii) does not vote its shares in favor of the Reverse Split Proposal, and (iii) subsequently demands payment for its fractional share, all in accordance with RCW chapter 23B.13, which is included as Appendix C. Within 10 days after the Special Meeting, the Company will notify dissenting shareholders (if any) where to send their demand for payment. That same notice will instruct shareholders where to deposit stock certificates, describe any restrictions on transfer of uncertificated shares, and include a form for demand of payment and a deadline for return of the completed form. Shareholders must timely comply with that notice and the instructions included therein in order to retain their dissenters’ rights; any shareholder failing to do so is not entitled to dissenters’ rights. Within 30 days after the Special Meeting (or a later date if specified in the Company’s notice to dissenting shareholders), the Company will pay the dissenters an amount equal to the fair value of their fractional shares as estimated by the Company. Please note that because the Company’s Common Stock is publicly traded on the NASD Over-the-Counter Bulletin Board, the Board of Directors has estimated that the fair value of the Common Stock to be the average closing price of the Common Stock measured over a ten-day trading period. Because the Company’s stock is much less liquid compared to other publicly held companies, the Board of Directors engaged Houlihan Lokey to issue a fairness opinion regarding the Reverse Split Transaction, thus confirming that a transaction price in the range of $0 to $0.33 per share was fair to the Company and holders of its Existing Common Stock. Houlihan Lokey concluded that the price was fair to the Company and its holders of Existing Common Stock from a financial point of view. Shareholders who disagree with the Company’s estimate are entitled under certain circumstances, and subject to timely compliance with certain notice requirements, to a court supervised appraisal of fair value as provided in RCW 23B.13.280 -.310. Notwithstanding this right, the Board of Directors believes that such an appraisal would likely not result in a substantially different value for the Common Stock because the Company’s Common Stock is publicly traded. As previously noted, a copy of the dissenters’ rights statute, RCW chapter 23B.13, is included as Appendix C. The information presented in this paragraph is a summary, and does not include all the requirements that must be met in order for a dissenting shareholder to perfect his or her dissenters’ rights. Shareholders considering exercising dissenters’ rights must comply strictly and in all respects with the dissenters’ rights statute, and those who fail properly to perfect those rights will not be entitled to exercise dissenters’ rights. Accordingly, if you are considering exercising dissenters’ rights, you must read Appendix C carefully and in its entirety.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE 1-FOR-11,000 REVERSE STOCK SPLIT.

PROPOSAL 2 – AMENDMENT TO ARTICLES OF INCORPORATION TO REDUCE THE COMPANY’S AUTHORIZED COMMON STOCK

     On August 20, 2003, the Company’s Board of Directors unanimously adopted a resolution approving, and decided to recommend to the Company’s shareholders, the Reduction in the Company’s Authorized Common Stock, from 100,000,000 shares to 10,000,000. Proposal 2 is subject to approval by a majority of outstanding shares of Common Stock.

     The Reduction in Authorized Common Stock will automatically occur upon filing of the Reverse Split Amendment (a copy of which is attached hereto as Appendix B). Following shareholder approval, the Reduction in Authorized Common Stock (and the filing of the Reverse Split Amendment) may be undertaken at the option of the Company’s Board of Directors. The Reduction in Authorized Common Stock is contingent upon adoption of the Reverse Split Transaction, and thus the Reduction in Authorized Common Stock will not occur if the Reverse Split is not approved by a majority of outstanding shares of Common Stock. Notwithstanding the foregoing, each shareholder has the right to separately vote or abstain from approving this Proposal 2, regardless of how a shareholder votes on Proposal 1 (the Reverse Split).

     Should the Reduction in Authorized Common Stock occur, the Reverse Split Amendment to the Company’s Certificate of Incorporation will reduce the number of authorized shares of Common Stock from 100,000,000 to 10,000,000 shares. With the exception of the number of authorized shares, the terms of the Common Stock before and after the Reduction in Authorized Common Stock will remain the same. In particular, the Reduction in Authorized Common Stock will not change the per share par value of the Company’s Common Stock. The Company’s authorized shares of preferred stock will not be affected by the Reduction in Authorized Common Stock.

     Proposal 2 is subject to approval by a majority of outstanding shares of Common Stock. GSCP Recovery, Inc., GSC Recovery II, L.P. and M.W. Post, who own approximately 92% of the Common Stock of the Company have indicated their intent to vote in favor of Proposal 2, and therefore approval is assured.

     The Reduction in Authorized Common Stock from 100,000,000 to 10,000,000 shares is proportionately smaller than the 1-for-11,000 Reverse Split. If the Company’s Authorized Common Stock were reduced in direct proportion to the 1-for-11,000 Reverse Split, the authorized Common Stock would be reduced to 9090 shares. Thus, the Company is reducing the authorized Common Stock disproportionately with the Reverse Split to ensure that enough shares are available in the future to allow for the granting of management options and other possible issuances of stock without the costs and time involved in altering the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPROVAL OF THE REDUCTION IN THE COMPANY’S AUTHORIZED COMMON STOCK

PROPOSAL 3 — ELECTION OF DIRECTORS

Nominees

The Board of Directors of the Company will consist of five directors. The Special Meeting will serve as the Company’s annual meeting for the fiscal year of the Company ended May 31, 2003 for the purpose of the election of directors, and thus the five directors who will be elected at the Special Meeting will be elected to serve until their successors are elected at the next annual meeting of shareholders. All of the nominees are currently directors of the Company. Although the Company’s annual meeting for its fiscal year ended May 31, 2002 was held in May 2003, the Company’s Board of Directors has elected to combine the annual shareholder meeting for fiscal 2003 with consideration of the going private transaction in an effort to restore the Company to its regular annual meeting time line (normally held after preparation of its annual audited financial statements) which time line had been delayed for the prior year due to efforts to complete the Company’s financial restructuring initiatives. In addition, the Company will be able to save the expense of calling two separate shareholder meetings in relatively close time proximity. Unless a proxy received by the Company directs otherwise or is properly revoked, that proxy will be voted FOR the election of the following five nominees:

Name	Age	Position with Company

Richard W. Detweiler	60	Director
Matthew C. Kaufman	33	Director and Chairman
Philip Raygorodetsky	30	Director
Gene Sharratt	56	Director
Donald A. Wright	51	Director, Chief Executive Officer and President

Richard W. Detweiler. Mr. Detweiler has been a director of the Company since March 19, 2002. Mr. Detweiler has been, since 1996, Managing Director and part owner of Carlisle Enterprises, LLC, a private equity investment firm. Prior to that, Mr. Detweiler was Chairman and CEO of Precision Aerotech, Inc., a publicly traded diversified manufacturing firm and had general management responsibilities for subsidiaries of Caterpillar Inc., Sundstrand Corporation and Navistar International Corporation. Mr. Detweiler started his career in finance and served as Chief Financial Officer for Caterpillar’s Solar Turbines subsidiary. He is currently a director of Treesource Industries, Inc. and RBX Corporation.

Matthew C. Kaufman. Mr. Kaufman has been director and Chairman of the Board of the Company since March 19, 2002. Mr. Kaufman is a Managing Director with GSC Partners, which he joined in 1997. GSC Partners is an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P., which together own approximately 65% of the outstanding shares of the Company’s Common Stock on a fully-diluted basis. From 1996 to 1997, Mr. Kaufman was Director of Corporate Finance with NextWave Telecom, Inc. Prior to that, he was with The Blackstone Group, in the Merchant Banking and Mergers & Acquisitions departments. He is a director of Burke Industries, Inc., Check Printers, Inc., Day International Group, Inc., Waddington North America, Inc. and Worldtex, Inc.

Philip Raygorodetsky. Mr. Raygorodetsky has been a director of the Company since June 1, 2002. Mr. Raygorodetsky is a Vice President with GSC Partners, which he joined in 1997. GSC Partners is an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P., which together own approximately 65% of the outstanding shares of the Company’s Common Stock on a fully-diluted basis. Mr. Raygorodetsky was previously with the investment banking division of Salomon Smith Barney, Inc. Prior to joining Salomon Smith Barney, Inc., Mr. Raygorodetsky worked at Andersen Consulting. He is a director of Day International Group, Inc. and Worldtex, Inc.

Gene Sharratt. Dr. Sharratt has been a director of the Company since October 29, 2003. Dr. Sharratt previously served on the board of directors of the Company from October 10, 2000 through March 26, 2001. Dr. Sharratt is the retired Superintendent of the North Central Education Service District in Wenatchee, Washington, and is now a managerial consultant.

Donald A. Wright. Mr. Wright has been the Chief Executive Officer and President of the Company since February 1995, and of its predecessors since 1990. Mr. Wright was the Chairman of the Board from 1995 to March 2002. Mr. Wright is also an officer and director of each of the Company’s operating subsidiaries.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” ALL OF THE NOMINEES NAMED ABOVE.

Tenure

Directors of the Company hold office until the earlier of their resignation, or the next annual meeting of the Company’s shareholders and until their successors have been elected and duly qualified. Pursuant to the terms of the Company’s restructuring, at each meeting of shareholders at which the term of office of any director nominated by a Noteholder expires, each such director will be nominated for election to another term as a director of the Company; provided, however, that if the Noteholder that nominated that director so specifies, or if such director declines or is unable to accept the nomination, another individual designated by that Noteholder will be nominated for election as a director of the Company. Upon resignation, a nominee for the vacancy resulting therefrom is designated by the Noteholder that nominated such resigned director. The Board of Directors appoints the Company’s executive officers at the first board meeting after each annual meeting of shareholders. Executive officers hold office at the pleasure of the Board of Directors.

Nominations

The Board of Directors will consider written proposals from shareholders for nominees for directors to be elected at the fiscal year 2004 annual meeting of shareholders that are submitted to the Secretary of the Company prior to June 5, 2004, and that contain sufficient background information concerning the nominee to permit the Company to make a judgment as to his or her qualifications.

Director Compensation

Messrs. Kaufman, Raygorodetsky, and Wright will not be compensated for serving on the Board of Directors. However, Dr. Sharratt will receive $6,000 annually, Mr. Detweiler will receive $25,000 annually and in February 2003 the Board of Directors approved a grant to Mr. Detweiler of options to purchase 123,896 shares of the Existing Common Stock as compensation for serving on the Board of Directors, however, the options have not yet been granted. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

Vacancies

Replacement directors for vacancies resulting from an increase in the size of the Board of Directors or the resignation or removal of a director may be appointed by the Board of Directors, or may be elected by the shareholders at a special meeting. Directors so appointed or elected hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Board of Directors Meetings

The Company’s Board of Directors met four times during fiscal 2003. The Finance and Audit Committee met two times and the Compensation Committee met two times. With the exception of Dr. Sharratt, who was elected to the Board of Directors subsequently to any of the meetings of the Board of Directors, each of the members of the Company’s Board of Directors attended at least 75% of all meetings of the Board of Directors and the committees of which he was a member in fiscal 2003. The Board of Directors and the committees also approved a number of actions by unanimous written consent.

Committees of the Board of Directors

The Board of Directors has two committees, as follows:

Committee	Function	Current Members

Finance and Audit Committee	Reviews the Company’s accounting policies, practices, internal accounting controls and financial reporting. Also oversees engagement of the Company’s independent auditors and monitors management implementation of the recommendations and findings of the Company’s independent auditors.	Matthew C. Kaufman Philip Raygorodetsky

Compensation Committee	Establishes salaries, incentives and other compensation for the chief executive officer, chief operating officer, chief financial officer, general counsel, subsidiary presidents and other key employees of the Company and its subsidiaries. Also administers policies relating to compensation and benefits, including the Amended and Restated Independent Director Stock Plan, the Employee Stock Purchase Plan (terminated in August 2001), and the 2002 Stock Option Plan.	Matthew C. Kaufman Philip Raygorodetsky

Executive Officers

Name	Age	Position with Company

Donald A. Wright	51	Chief Executive Officer and President
Charles A. Miracle	34	Vice President –Finance, Treasurer, Assistant Secretary, and Chief Financial Officer

Charles A. Miracle. Mr. Miracle has been the Vice President Finance and Chief Financial Officer of the Company since January 2002. He has been Treasurer since August 2001 and was appointed Interim Chief Financial Officer of the Company in August 2001. Mr. Miracle was appointed as the Company’s Assistant Secretary in March 2002. Prior to his appointment as Treasurer and Interim Chief Financial Officer he was employed as Corporate Controller for the Company since April 1998. Mr. Miracle was previously employed with Cordell, Neher & Company, P.L.L.C, CPA’s from 1992 until 1998. Mr. Miracle is a certified public accountant.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during its most recent fiscal year, and on written representations of the Company’s officers, directors and principal shareholders (“Reporting Persons”) that no other reports were required, the Company believes that, during the fiscal year ended May 31, 2003, the Reporting Persons complied in all material respects with all applicable filing requirements under Section 16(a) of the Exchange Act, except that (i) each of Messrs. Kaufman and Raygorodetsky, directors of the Company, and GSC Recovery II, L.P. (on behalf of itself and its affiliates), a beneficial owner of more than 10% of the Company’s outstanding Common Stock, filed Forms 4 relating to the automatic conversion of their shares of Series C Preferred Stock into Common Stock after the reporting deadline therefor, (ii) Mr. Goldsmith, a former director of the Company, filed a Form 3 after the reporting deadline therefor, and filed a Form 4 relating to the automatic conversion of shares of Series C Preferred Stock owned by M.W. Post Advisory Group L.L.C. into Common Stock after the reporting deadline therefor and (iii) M.W. Post Advisory Group L.L.C. filed a Form 4 relating to the automatic conversion of its shares of Series C Preferred Stock into Common Stock after the reporting deadline therefor.

Executive Compensation

Summary Compensation Table

The following table sets forth in summary form the compensation paid by the Company to the Chief Executive Officer and to the Company’s executive officers whose total annual salary and bonus exceeds $100,000 (the “Named Executives”) for services in all capacities to the Company for the last three fiscal years:

		Annual	Long-Term
		Compensation	Compensation

Name and Principal	Fiscal		Securities Underlying	Restricted Stock		Value of Restricted		Other Annual
Position	Year	Salary ($)	Options/SARs(#)(1)	Awards		Stock		Compensation ($)

Donald A. Wright	2003	282,956	—	—		—		3,973	(2)
CEO and President	2002	325,015	—	1,190	(6)(9)	$50,000	(10)	43,178	(2)
	2001	335,809	375	—		—		7,316	(2)
Werner Hafelfinger(4)	2003	202 308	—	—		—		—
Former COO, V.P.	2002	219,231	—	238	(7)(9)	$10,000	(11)	—
Operations	2001	200,000	187	—		—		2,438	(3)
Sheryl A Symonds(5)	2003	157 447	—	—		—		—
Former V.P.	2002	231,519	—	238	(8)(9)	$10,000	(12)	—
Administration,	2001	190,473	187	—		—		—
General Counsel and Secretary

(1)	Represents options to purchase shares of Common Stock.

(2)	Represents estimated value of the personal use of a Company vehicle and premiums on $2 million of key-man life insurance denoting Mr. Wright’s spouse as beneficiary.

(3)	Represents estimated value of the personal use of a Company vehicle.

(4)	Mr. Hafelfinger’s employment with the Company terminated on May 17, 2002, however, he continued to receive severance payments on regular payroll days through May 17, 2003.

(5)	Mrs. Symonds employment with the Company terminated on February 28, 2002, however, she continued to receive severance payments on regular payroll days through February 28, 2003.

(6)	Represents the issuance of 1,190 shares of Common Stock in lieu of a portion of Mr. Wright’s annual salary valued at $50,000 at the time of issuance.

(7)	Represents the issuance of 238 shares of Common Stock in lieu of a portion of Mr. Hafelfinger’s annual salary valued at $10,000 at the time of issuance.

(8)	Represents the issuance of 238 shares of Common Stock in lieu of a portion of Ms. Symonds’ annual salary valued at $10,000 at the time of issuance.

(9)	The value of the Common Stock was valued using the average closing price of the stock for the five days immediately preceding June 1, 2001.

(10)	At the end of the last fiscal year, Mr. Wright held 1,190 shares of restricted stock valued at $536, based on the last reported trading price of the Common Stock as of May 31, 2003. The restricted stock is fully vested and does not pay any dividends.

(11)	At the end of the last fiscal year, Mr. Hafelfinger held 238 shares of restricted stock valued at $107, based on the last reported trading price of the Common Stock as of May 31, 2003. The restricted stock is fully vested and does not pay any dividends.

(12)	At the end of the last fiscal year, Ms. Symonds held 238 shares of restricted stock valued at $107, based on the last reported trading price of the Common Stock as of May 31, 2003. The restricted stock is fully vested and does not pay any dividends.

Aggregated Options and Fiscal Year-End Option Values

The following table summarizes the aggregate employee stock options and non-public warrants, and their market values at May 31, 2003, held by the Named Executives:

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options at FY-end (#)		at FY-end ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald A. Wright	11,537	—	—	—
Werner Hafelfinger (2)	987	—	—	—
Sheryl A. Symonds	1,487	—	—	—

(1)	No options or warrants held by the Named Executives had exercise prices of less than $0.31 per share, the closing price of the Common Stock on August 20, 2003.

(2)	Includes options to purchase 50 shares granted to Mr. Hafelfinger in October 1998 under the Amended and Restated Independent Director Stock Plan, when Mr. Hafelfinger was a non-employee director of the Company.

Employment Agreements

On March 19, 2002, the Company entered into an employment agreement with Donald A. Wright. The employment agreement provides for an annual base salary of $265,000, with annual increases of 5% of his base annual salary. If Mr. Wright is terminated without cause, or if he resigns with good reason, as those terms are defined in his employment agreement, the Company will be required to make severance payments to him. The severance payments consist of either 12 or 24 months of Mr. Wright’s base salary, depending on the date of his termination, as well as 12 months of health and medical benefits. In addition, in February 2003 the Board of Directors approved a grant to Mr. Wright of an option to purchase 1,238,960 shares of Existing Common Stock under the 2002 Stock Option Plan, however, the options have not yet been granted.

On May 17, 2002, Werner Hafelfinger, who had served as Vice President-Operations and Chief Operating Officer, left his employment with the Company. In accordance with the severance and termination letter executed by Mr. Hafelfinger and the Company, Mr. Hafelfinger received severance pay of $210,000, equivalent to one year of his salary, payable on regular payroll days over a 12-month period. Mr. Hafelfinger also received medical benefits for one year.

On February 28, 2002, Sheryl A. Symonds, who had served as Vice President-Administration and General Counsel of the Company, left her employment with the Company. In accordance with a separation letter executed by Ms. Symonds and the Company, Ms. Symonds received severance pay of $205,710, equivalent to one year of her salary, payable on regular payroll days over a 12-month period. Ms. Symonds also received medical benefits for one year.

Board Compensation Committee Report on Executive Compensation

     The Committee. No member of the Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. From time to time officers of the Company attend meetings of the Committee. However, no officer participates in discussions or deliberations regarding his or her own compensation.

     Responsibilities of the Committee. The Committee’s purpose is to provide a compensation environment that will support and assist in fulfilling the corporate mission and purpose. The Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation policies, reviewing the performance of the Company’s Chief Executive Officer, and determining the level of compensation to be paid to executive officers and certain other key employees of the Company. The Committee also administers the Company’s Amended and Restated Independent Director Stock Plan, the Restated Stock Incentive Plan and the 1999 Stock Incentive Plan (the “Stock Incentive Plans”). In connection with the Company’s restructuring, which was completed on January 27, 2003, the Company agreed to issue no new awards under any of the Stock Incentive Plans. However, the Company has adopted a new stock option plan (the “2002 Stock Option Plan”) which was approved by the Company shareholders on January 27, 2003. The Committee will determine stock option grants to executive officers and key employees under the Company’s proposed 2002 Stock Option Plan.

     Executive Compensation. The Company’s executive compensation program is designed to support the achievement of Company goals and to ensure that the interests of executive officers and key employees are aligned with the success of the Company. Consequently, a significant portion of the compensation of executive officers and key employees was through the grant of options under the Stock Incentive Plans. The Committee believes that tying a significant portion of executive compensation to the growth of the Company’s stock price helps align the interests of management with those of the Company’s shareholders.

     Compensation of the Chief Executive Officer. Based on a number of criteria, including relevant data from a third party compensation survey, the Committee believes that Mr. Wright’s contractual salary is at approximately the median in terms of base salary for chief executive officers of similarly situated Northwest manufacturing companies.

     Annual Salaries. The annual salary for Mr. Wright is set pursuant to the terms of an employment agreement. Annual salary under the employment agreement is subject to increase on an annual basis in accordance with the terms of that agreement. The employment agreement was approved by the full Board (including all members of the Committee) when it was first signed. From time to time, the Committee may elect to review the contract.

     Adjustment to Annual Salaries for Fiscal 2002. During May 2001, after reviewing the Company’s financial performance and cash position, the Committee determined that the Named Executives should be requested to accept restricted Common Stock of the Company in lieu of some or all of their contractual salary increases for fiscal 2002. The amount of Common Stock granted in lieu of salary increases was calculated by dividing the cash compensation not received by the market value of a share of the Company’s Common Stock. The market value of the Company’s Common Stock was deemed to be the average of the closing price of the Company’s Common Stock on Nasdaq for the five trading days prior to issuance. Mr. Wright agreed to forego $50,000 in salary and received 1,190 shares of restricted Common Stock. Mr. Hafelfinger and Ms. Symonds each agreed to forego $10,000 in salary and each received 238 shares of restricted Common Stock.

     Incentive Compensation Program. The Company has a management incentive compensation program that provides for the payment of cash bonuses to the executive officers and certain other senior managers upon attainment of certain goals. The purpose of the plan is to provide a direct financial incentive to achieve predetermined levels of Company performance. Under this program, the participants can earn a cash bonus of 10% of their annual salary upon achieving approved, budgeted EBITDA levels for the year and an additional 2.5-5% upon exceeding budgeted revenue and operating income by 10-40%, such bonuses depending on the operation and division of the Company. The Committee did not consider any of the Named Executives for cash bonuses for fiscal 2003 because of the Company’s financial performance in fiscal 2003.

     Long-Term Incentive Compensation. The Stock Incentive Plans are long-term incentive plans for executives, managers, and other employees of the Company. The objective of each of the plans is to align employee and shareholder long-term interests by creating a strong and direct link between compensation and shareholder value. The Stock Incentive Plans and the 2002 Stock Option Plan authorize the Board of Directors, or a committee of the Board, to award stock options to officers and other employees of the Company, as well as to directors and consultants, although the Company has agreed to issue no new awards under the Stock Incentive Plans after March 19, 2002. The Committee administers the Stock Incentive Plans and the 2002 Stock Option Plan, and the grant of options to executive officers and key employees under the new 2002 Stock Option Plan. Stock options generally are granted at an exercise price not less than 100% of the fair market value of the Company’s Common Stock on the date of grant. The amount of stock option grants to an individual depends on the person’s level of responsibility in the Company and the person’s job performance. Stock options granted under the Stock Incentive Plans and the 2002 Stock Option Plan may contain vesting provisions. No stock options were granted during fiscal year 2002. In February 2003, the Board of Directors approved the grant to Mr. Wright of an option to purchase 1,238,960 shares of Common Stock under the 2002 Stock Option Plan, however, the options have not yet been granted. The options are to vest over three years and will be outstanding for ten years.

     Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers unless the compensation is performance based. The levels of compensation paid by the Company have not exceeded this limit. Although it may be possible in any given year for option exercises to cause an officer’s total compensation for that year to exceed $1 million, the Committee believes that any options granted under the Stock Incentive Plan or the 2002 Stock Option Plan would meet the requirement of being performance-based and would therefore not be subject to the $1 million limit on deductibility.

PERFORMANCE GRAPH

The following graph shows a comparison of the cumulative total return on the Company’s Common Stock, the Standard & Poor’s (“S&P”) 500 Index and the S&P 500 GICS Aerospace & Defense Sub-industry Index, a published industry index, for the period beginning May 31, 1998 and ending May 31, 2003. The graph assumes that $100 was invested on May 31, 1998, in the Company’s Common Stock, the S&P 500 Index and the industry index, and that all dividends were reinvested. The stock price information shown on the graph below is not necessarily indicative of future price performance. The Company had previously compared its performance to the S&P Aerospace & Defense Index. The change from the S&P Aerospace & Defense Index to the S&P Aerospace & Defense Sub-industry Index was a result of S&P restructuring their indices into the Global Industry Classification Standard.

Performance Graph

Company /Index Name	5/31/98	5/31/99	5/31/00	5/31/01	5/31/02	5/31/03

Pacific Aerospace & Electronics, Inc.	100.00	27.57	20.39	3.43	0.98	0.04
S&P 500	100.00	119.35	130.23	115.13	97.83	88.34
S&P 500 GICS Aerospace & Defense Sub-industry Index	100.00	105.45	86.68	110.44	104.80	79.20

Certain Tax Considerations Related to Executive Compensation

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), if the Company pays more that $1,000,000 in compensation to a “covered employee” (the chief executive officer and the next four highest paid employees) in a single year, then the Company’s deduction for such compensation could be limited to $1,000,000.

Compensation Committee and Insider Participation

The Compensation Committee is composed of Messrs. Kaufman and Raygorodetsky, neither of whom are or have been employees of the Company. Messrs. Kaufman and Raygorodetsky are employees of GSC Partners, which owns, together with certain of its affiliates, approximately 65% of the outstanding shares of the Company’s Common Stock on a fully-diluted basis.

INFORMATION REGARDING THE COMPANY AND CERTAIN TRANSACTIONS

The Company is a corporation organized under the laws of Washington with its principal place of business at 430 Olds Station Road, Wenatchee, Washington 98801. The telephone number at its principal place of business is (509) 664-8000.

As of August 20, 2003 the Company had 100,000,000 authorized shares of Common Stock, par value $0.001, of which 24,815,859 were issued and outstanding. The Company also had 5,000,000 authorized shares of Preferred Stock, par value $0.001, none of which were issued and outstanding.

The Company’s securities are currently traded on the NASDAQ over the counter bulletin board under the symbol PFAE.OB. The high and low trading prices for the previous two years are as follows. All prices have been adjusted to reflect the 1-for-200 reverse stock split effected in February 2003.

	2001		2002		2003

Quarter	High	Low	High	Low	High		Low

First	181.2	43.8	18.0	6.0	3.2		0.01
Second	62.6	36.0	19.4	10.0	0.51		0.11
Third	36.0	10.0	11.8	4.0		—
Fourth	30.0	9.0	8.0	2.0		—

The Company has not paid any dividends with respect to any of its securities during the fiscal years ended May 31, 2002 and 2003. Any future payment of cash dividends will depend upon the Company’s earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors. Pursuant to the Company’s 10% Senior Subordinated Pay-In-Kind Notes due 2007, the Company may pay dividends only to the extent that such dividends do not exceed 50% of the Company’s net income for such period.

The Company has not made any underwritten public offerings for cash in the past three years.

The Company has not purchased any of its own stock in the past two years. However, on July 1, 2003, GSCP Recovery, Inc. (“GSC”), together with its affiliates, the Company’s principal shareholder, purchased from Alliance Capital Management, L.P. (“Alliance”) 2,901,424 shares of the Company’s Common Stock from Alliance for $2,901.43 in cash and $2,040,840.40 aggregate principal amount of the Company’s 10% Senior Subordinated Pay-In-Kind Notes Due 2007 for $97,098.57 in cash.

Certain Transactions

Restructuring.

     Background: In July 1998, the Company issued $75 million of its 111/4% senior subordinated notes due 2005 (the “Sub Notes”). A depressed aerospace industry and high fuel costs led the Company, in March of 2000, to enter into four privately-negotiated exchange transactions in order to reduce the total outstanding principal amount of Sub Notes. Altogether, the Company repurchased an aggregate principal amount of $11.3 million of Sub Notes in exchange for 14,514 shares (after giving effect to the 1 for 200 reverse split effected in February 2003) of newly issued Common Stock. However, even after this repurchase, the Company’s cash reserves had become so depleted by the end of calendar year 2000 that it became clear to management that the Company would not be able to make its February 2001 interest payment on the Sub Notes.

Also at that time, the outstanding balance under the Company’s then existing senior secured revolving line of credit of approximately $6.3 million was due and the lender was unwilling to extend the revolving line’s maturity date. Thus, the Company needed to locate new senior financing. The Company initially attempted to obtain new senior financing from traditional lending sources to repay its revolving line of credit and to make the February 1, 2001 interest payment on its Sub Notes. When these attempts proved unsuccessful, the Company turned to DDJ Capital Management, LLC (“DDJ”) to provide the needed financing. On March 1, 2001, prior to expiration of the interest payment cure period under the Sub Notes, the Company obtained new senior secured financing from DDJ in the principal amount of $13.8 million. The Company used the proceeds from the DDJ loan to make the February 1, 2001 Sub Note interest payment (of approximately $3.6 million), to repay in full its then existing senior secured loan of approximately $6.3 million, and for fees and expenses of the DDJ senior financing (of approximately $0.9 million). The remainder of the loan was used for general corporate purposes.

The Company’s plan to raise equity in the public markets became unworkable as its stock price continued to fall following its delisting from the Nasdaq National Market in July 2001. The Company ultimately failed to make its August 1, 2001 Sub Note interest payment prior to the expiration of the cure period for such payment (a payment default under the Sub Note indenture) and, as a result, also defaulted under its DDJ senior debt. During this period, the Company considered filing for Chapter 11 bankruptcy protection, but management determined that this approach would drive away customers and substantially hinder the Company’s chances of survival.

During August 2001, the Company continued to negotiate with several holders of its Sub Notes regarding a restructuring plan. At that time, four institutional investors held approximately 97.5% of the Sub Notes. On September 7, 2001, the Company and holders of approximately 97.5% of the Sub Notes entered into an initial lock-up agreement pursuant to which the holders of Sub Notes agreed to restructure the Company’s debt and equity. The lock-up agreement provided that the holders of Sub Notes would waive the Company’s existing and future defaults under the indenture governing the Sub Notes. Under the terms of the lock-up agreement, the holders of the Sub Notes were to exchange all of the Sub Notes for a combination of Common Stock, convertible preferred stock and new notes. After the conversion of the preferred stock, which would occur immediately after shareholder approval of an increase in the authorized shares of Common Stock, the holders of Sub Notes would own approximately 95% of the Company’s Common Stock on a fully-diluted basis (after giving effect to the anti-dilution adjustments as a result of the restructuring, as set forth in the Company’s outstanding warrants). The notes that were to be issued under this lock-up agreement included $12.5 million of 10% pay-in-kind notes and $17.5 million of senior subordinated notes. In addition, the plan of restructuring also provided that the Company’s Board of Directors would be reconstituted to consist of five members, all of whom would be designated by the holders of Sub Notes (but one of which would be the Company’s Chief Executive Officer). The lock-up agreement also contemplated that the Company would complete the sale of Aeromet (see “Sale of Aeromet” below) and use the proceeds to pay off both the DDJ senior debt and the new senior subordinated notes issued in the exchange, thereby extinguishing a substantial portion of the Company’s debt obligations. The Sub Note holders proposed the material terms of the initial lock-up agreement to the Company and the Company, after recognizing that holders of the Company’s existing equity securities would likely receive nothing and the Company could lose important customers in a bankruptcy, determined that the proposed restructuring would be the best course of action.

The terrorist attacks of September 11, 2001, however, had a significant impact on the marketability of an aerospace company and the prospective buyer of Aeromet ultimately declined to finalize the purchase of Aeromet. The Company decided to discontinue its efforts to sell Aeromet in early October and to focus on obtaining alternative senior financing to payoff the DDJ senior debt and to restructure the Sub Notes. In addition, because the Company would not be able to sell Aeromet, the restructuring outlined in the initial lock-up agreement was no longer possible, since the terms of that restructuring relied on receipt of cash proceeds from the sale of Aeromet to pay down the $17.5 million in new senior subordinated notes that were to be issued to the Sub Note holders in the restructuring.

On October 5, 2001, the Company was able to reach agreement with DDJ to forbear the Company’s defaults on the DDJ senior debt through December 31, 2001, in exchange for a cash payment of approximately $288 thousand (rolled into the principal of the DDJ senior debt) and the acceleration of the DDJ senior debt maturity date to December 31, 2001 (from March 1, 2003). The Company entered into this agreement to give it time to renegotiate the terms of its restructuring with the holders of the Sub Notes.

The Company and the holders of the Sub Notes entered into an amended lock-up agreement on October 19, 2001. The amended lock-up agreement provided that the holders of Sub Notes would exchange their Sub Notes for Common Stock, convertible preferred stock and new notes. The revised lock-up agreement also contemplated that the Company would refinance the DDJ loan with new senior financing that would also provide sufficient working capital funds. Upon completion of the restructuring described in the amended lock-up agreement, the holders of Sub Notes would own 97.5% of the Company’s Common Stock on a fully-diluted basis (after giving effect to the anti-dilution adjustments as a result of the restructuring, as set forth in the Company’s outstanding warrants) and $15 million of 10% pay-in-kind notes. The amended lock-up agreement also eliminated $15 million of new notes that originally would have been issued to the holders of Sub Notes under the September 7 lock-up agreement, and increased the percentage of the Common Stock that would be owned by the holders of Sub Notes following the restructuring from 95% to 97.5% (on a fully-diluted basis). The holders of the Sub Notes negotiated for the increase in Common Stock in return for the reduction in debt to be given to the Sub Note holders in the amended restructuring. In addition, efforts were refocused on cost-cutting at Aeromet to improve the Company’s financial condition during the restructuring. The amended plan of restructuring continued to provide that the Company’s Board of Directors would be reconstituted to consist of five members, all of whom would be designated by the holders of Sub Notes (but one of which would be the Company’s Chief Executive Officer). The Company believed that accepting the revised restructuring terms represented the only possible protection of the interest for the Company’s shareholders.

In December 2001, the prospective senior lender completed its due diligence and made a financing proposal. However, the proposed amount of available funds (approximately $16.0 million) under the loan was insufficient to meet the Company’s liquidity needs at that time and negotiations with the prospective lender ended. In the last week of December 2001, GSC Partners (an affiliate of GSCP Recovery, Inc. and GSC Recovery II, L.P.) proposed terms of a new senior secured financing to the Company in a sufficient amount to meet the Company’s liquidity needs. The Company accepted such terms and proceeded to move forward with the completion of its restructuring. The new senior loan proposed by GSC Partners was contingent upon completion of the restructuring. On December 31, 2001, the forbearance agreement with DDJ expired and the DDJ senior debt became due and payable. The Company continued to negotiate the terms of the restructuring with the holders of Sub Notes and kept DDJ appraised of its progress on restructuring.

     The Restructuring: On January 11, 2002, the Company entered into an amended lock-up agreement (the “Amended Lock-Up Agreement”) with the holders of the Sub Notes pursuant to which the Company agreed to undertake a transaction to restructure its outstanding debt and equity. The Amended Lock-Up Agreement replaced in full the lock-up agreements that were originally entered into by the Company and the holders of Sub Notes on September 7, 2001 and October 19, 2001. The Amended Lock-Up Agreement provided that as part of the restructuring transaction, the holders of Sub Notes would exchange all of their outstanding Sub Notes, including accrued interest thereon, for a combination of Common Stock, newly issued convertible preferred stock and new subordinated pay-in-kind notes (the “Exchange”), as more fully described in the following section. As of March 19, 2002, the holders of all of the Sub Notes tendered their notes in the Exchange and received approximately 97.5% of the Company’s Common Stock on a fully-diluted basis and $15 million in 10% senior subordinated pay-in-kind notes. In connection with the Exchange, the Board of Directors was reconstituted to consist of five directors, each of whom were designated by the holders of Sub Notes.

     The Exchange: The Exchange was consummated as of March 19, 2002. One hundred percent of the holders of the Sub Notes (the “Noteholders”) exchanged $63.7 million aggregate principal amount of Sub Notes, and accrued interest thereon, for: (i) shares of Common Stock in an amount sufficient to give the Noteholders a majority of the outstanding Common Stock of the Company; (ii) 1000 shares of Series

C Convertible Preferred Stock of the Company (convertible into 24,329,100 shares of Common Stock (after giving effect to the 1-for-200 reverse split which occurred in February 2003)), which was converted into Common Stock in February 2003, and (iii) $15 million in aggregate principal amount of new 10% senior subordinated pay-in-kind notes due 2007 (the “PIK Notes”). Upon conversion of the Series C Preferred Stock, the Noteholders beneficially owned approximately 97.5% of the Company’s Common Stock on a fully-diluted basis, as well as the PIK Notes. The terms of the Exchange are set forth in the exchange agreement dated March 19, 2002 (the “Exchange Agreement”) among the Company and the holders of Sub Notes.

The Series C Preferred Stock also entitled the holders thereof to appoint all five members of the Company’s Board of Directors, and the holders continue to have that entitlement following the conversion. The Noteholders have agreed that one member of the Board of Directors will continue to be the Company’s Chief Executive Officer.

In addition to the Exchange, the Company also entered into a new five-year senior secured loan (the “Senior Loan”) represented by new senior secured notes (the “Senior Notes”, and GSC and its affiliate GSC Recovery II, L.P., the holders thereof, the “Senior Noteholders”). The Senior Notes were issued at a discount so that the proceeds of that loan totaled approximately $22.0 million. The Senior Notes will accrete through May 1, 2007 to a principal amount of $36.0 million and will bear cash interest on the fully accreted amount at 5% per annum beginning on the date of the exchange. The Company used $16.2 million of the proceeds from the Senior Notes to pay off principal and accrued interest on our then outstanding 21% senior secured loan. The remaining proceeds were used for working capital, to pay the fees and costs of the restructuring and for other general corporate purposes.

     Sale of Aeromet: In order to raise capital to repay the Sub Notes and revolving credit lines of the Company, the Company engaged Quarterdeck, an investment banking firm, in November of 2000 to assist in the sale of its European aerospace group, Aeromet International plc (“Aeromet”). During late August 2001, a strategic buyer was identified to purchase Aeromet and the Company entered into a non-binding letter of intent with that prospective buyer regarding the sale of Aeromet. The terrorist attacks of September 11, 2001, however, had a significant impact on the marketability of an aerospace company and the prospective buyer of Aeromet ultimately declined to finalize the purchase of Aeromet. The Company decided to discontinue its efforts to sell Aeromet in early October of 2001.

     Purchase of Shares by GSC: On July 1, 2003, GSC, together with its affiliates, the Company’s principal shareholder, purchased from Alliance Capital Management, L.P. (“Alliance”) 2,901,424 shares of the Company’s Common Stock for $2,901.43 in cash and in connection with the purchase, GSC also purchased from Alliance $2,040,840.40 aggregate principal amount of the Company’s 10% Senior Subordinated Pay-In-Kind Notes Due 2007 for $97,098.57 in cash. The transaction was not solicited by GSC. Alliance approached GSC with this offer as a method for Alliance to liquidate its investments in the Company and no longer have an economic interest in the Company.

     Issuance of Additional Senior Secured Debt: On October 31, 2003, the Company issued an additional $5.7 million face amount in total of Senior Notes to GSC and GSC Recovery II, L.P. at a purchase price of $3,998,181. This transaction was approved by a majority of the independent directors of the Company. The additional Senior Notes were issued on the same terms as the existing Senior Notes, and thus, the issue price represents the accreted value of the Senior Notes purchased as of October 31, 2003. The Company offered no additional collateral and granted no additional security interests in respect of the Senior Notes. In total, the Company has now issued $41.7 million face amount of its Senior Notes. The Company issued the additional Senior Notes to pay operating expenses and make interest payments on its outstanding indebtedness. The proceeds of the additional Senior Notes may also be used, in part, to help fund the Reverse Split Transaction and for general operating costs. The Company has not made any specific plans to refinance or repay this loan other than at maturity in the ordinary course of business.

Securities Ownership of Directors, Executive Officers and Principal Shareholders

The following table shows, to the best of the Company’s knowledge based on the records of the Company’s transfer agent and the Company’s records on issuances of shares, as adjusted to reflect changes in ownership documented in filings with the Commission (the “Commission”) made by certain shareholders and provided to the Company pursuant to Section 16 of the Exchange Act, and statements provided to the Company by certain shareholders, the Common Stock owned as of August 20, 2003, by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (2) each of the Company’s current directors and those nominated to become directors; (3) the Named Executives; and (4) all executive officers and the current directors of the Company as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

	Number of shares		Percent of Voting
	beneficially owned(†)		Stock

Matthew C. Kaufman(1) GSCP Recovery, Inc. GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	22,742,136	(2)	91.78%

Philip Raygorodetsky(1) GSCP Recovery, Inc. GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	22,742,136	(2)	91.78%

Richard W. Detweiler Carlisle Enterprises, L.L.C. 7777 Fay Avenue, Suite 200 La Jolla, CA 92037	0		*

GSCP Recovery, Inc.(3) GSC Recovery II, L.P. 500 Campus Drive, Suite 220 Florham Park, NJ 07932	22,742,136	(2)	91.78%

M.W. Post Advisory Group L.L.C. 11766 Wilshire Boulevard, Suite 1660 Los Angeles, CA 90025	6,617,430	(4)	26.71%

Donald A. Wright President and Chief Executive Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	14,927	(5)	*

Dr. Gene Sharrat	0		*

Charles Miracle Chief Financial Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	55	(6)	*

Werner Hafelfinger Former Chief Operating Officer c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	2,048	(7)	*

	Number of shares		Percent of Voting
	beneficially owned(†)		Stock

Sheryl A. Symonds Former Secretary and General Counsel c/o Pacific Aerospace & Electronics, Inc. 430 Olds Station Road, Third Floor Wenatchee, WA 98801	1,761	(8)	*
All executive officers and current directors as a group (6 persons)	22,757,118	(9)	91.84%

*	Less than 1%.

(†)	Shares that a person has the right to acquire by exercise or conversion within 60 days of the date of this Proxy Statement are treated as outstanding for determining the amount and percentage of Common Stock owned by such person, but are not deemed to be outstanding as to any other person or group.

(1)	Mr. Kaufman is an officer and Mr. Raygorodetsky is an employee of GSCP Recovery, Inc. and GSC Recovery II, L.P. and each may be deemed to share voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Messrs. Kaufman and Raygorodetsky disclaim beneficial ownership with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(2)	As set forth in the Schedule 13D/A filed with the Commission on July 3, 2003, GSC Recovery II, L.P. directly owned 3,859,685 shares and GSCP Recovery, Inc. directly owned 12,265,021 shares. In addition, each entity reports (i) shared dispositive power with respect to 16,124,706 shares and (ii) shared voting power with respect to 22,742,136 shares of the Company in connection with its association with a voting group including M.W. Post Advisory Group L.L.C.

(3)	Each of GSC Recovery II GP, L.P., GSC RII, L.L.C., GSCP (NJ) Holdings, L.P., GSCP (NJ), Inc., Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Street Employees Fund, L.P., Greenwich Fund, L.P., TRV Executive Fund, L.P., Greenwich Street Investments II, L.L.C. and GSCP (NJ), L.P., as affiliated entities, may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel, Christine K. Vanden Beukel and Andrew Wagner, as managing members of GSCP (NJ), Inc., may be deemed to have shared voting and investment power with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Sanjay H. Patel, Christine K. Vanden Beukel and Andrew Wagner, disclaims beneficial ownership with respect to the shares held by GSCP Recovery, Inc. and GSC Recovery II, L.P.

(4)	As set forth in the Schedule 13D filed with the Commission on May 31, 2002, M.W. Post reports (i) shared voting power with respect to 20,805,634 shares of the Company in connection with its association with the GSC entities listed above and William E. Simon & Sons Special Situation Partners II, L.P. (including certain of its affiliates), and (ii) shared dispositive power with respect to 6,617,430 shares. However, M.W. Post claims beneficial ownership only with respect to 19,840,712 shares over which it, on the one hand, and the GSC entities listed above and William E. Simon & Sons Special Situation Partners II, L.P., on the other hand, have shared voting power. Readers of this Proxy should note that neither the GSC entities listed above nor William E. Simon & Sons Special Situation Partners II, L.P. report shared voting power with respect to the shares of the Company held by M.W. Post. Thus, the Company has elected to present this beneficial ownership table without reflecting M.W. Post’s reporting position as to shared voting power, but consistent with the reports filed by GSC Partners and William E. Simon & Sons Special Situation Partners II, L.P. to more accurately reflect GSC Partners’ control of the Company.

(5)	Includes (a) 3,370 shares of Common Stock, (b) 20 shares issuable upon exercise of public warrants, (c) 500 shares issuable upon exercise of a private warrant and (d) 11,037 shares issuable upon exercise of vested stock options.

(6)	Includes (a) 18 shares of Common Stock and (b) 37 shares issuable upon exercise of vested stock options.

(7)	Includes (a) 1,061 shares of Common Stock and (b) 987 shares issuable upon exercise of vested stock options, as reported on such former officer’s Form 4 filed July 19, 2001 and stock option records of the Company.

(8)	Includes (a) 274 shares of Common Stock and (b) 1,487 shares issuable on exercise of vested stock options, as reported on such officer’s Form 4 filed June 7, 2001 and stock option records of the Company.

(9)	Includes (a) 22,745,524 shares of Common Stock, (b) 20 shares issuable upon exercise of public warrants, (c) 500 shares issuable upon exercise of a private warrant and (d) 11,074 shares issuable upon exercise of vested stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Condominium. In November 1998, the Company entered into a Condominium Purchase and Sale Agreement (the “Condominium Agreement”) with Donald A. Wright, the Company’s Chief Executive Officer, President, and, at the time, Chairman of the Board. Pursuant to the Condominium Agreement, Mr. Wright agreed to purchase from the Company a residential condominium unit within the Company’s headquarters building for a total purchase price of $175,000. At the time the Condominium Agreement was executed, the condominium had not been completed. Upon completion, the condominium had a value higher than Mr. Wright’s purchase price. As a result, Mr. Wright requested that the purchase be rescinded. The Board of Directors agreed to rescind the purchase, but amended Mr. Wright’s employment agreement to require Mr. Wright to reside in the condominium unit. Mr. Wright pays rent on the condominium unit of $750.00 per month, which amount the Company believes represents the fair market rental value of such condominium unit. In addition, the Board of Directors approved an option to purchase, which grants to Mr. Wright the right to purchase the condominium unit for $250,000, the fair market value of the condominium unit on the date of option grant. The option became exercisable February 1, 2000. The option terminates ten business days after Mr. Wright’s employment relationship with the Company ceases for any reason other than death.

Potential Conflict of Interest

On March 25, 2002, GSC Recovery II, L.P. and certain affiliates of GSCP Recovery, Inc. and GSC Recovery II, L.P. (GSC Recovery IIA L.P., GSC Partners CDO Fund, Limited, and GSC Partners CDO Fund II, Limited) purchased all of the Company’s 5.0% Senior Secured Notes due 2007. In addition, GSCP Recovery, Inc. and GSC Recovery II, L.P. received an aggregate of approximately 52% of the Company’s Common Stock as part of the Company’s restructuring and in exchange for the 111/4% senior subordinated notes due 2005 of the Company held by GSCP Recovery, Inc. and GSC Recovery II, L.P. Subsequently, on July 1, 2003, GSCP Recovery, Inc. acquired an additional 2,901,424 shares of Common Stock from Alliance Capital Management, L.P., representing an additional 11.7% of the Company’s Common Stock. As a result of their stock ownership, GSCP Recovery, Inc. and GSC Recovery II, L.P. have the ability to elect a majority of the Board of Directors of the Company. In addition, GSC Recovery II, L.P. and certain of its affiliates, GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited, together own the Company’s 5% senior secured notes due 2007. Such notes contain restrictive covenants and default protections that effectively allow GSCP Recovery, Inc., GSC Recovery II, L.P. and their affiliates to influence or restrict the ability of the Company to engage in various transactions, including mergers, consolidations and the sale of substantially all of the Company’s assets.

On October 31, 2003, the Company issued an additional $5.7 million face amount in total of Senior Secured Notes to GSC and GSC Recovery II, L.P. at a purchase price of $3,998,181 on the same terms as the original Senior Secured Notes. In total, the Company has now issued $41.7 million face amount of its Senior Secured Notes due 2007.

Anti-Takeover Considerations

Washington Law. The Company and its U.S. subsidiaries, as Washington corporations, are subject to certain provisions of Washington law regarding significant business transactions and fair price restrictions. These provisions may have the effect of delaying or deterring a hostile takeover involving the Company or its U.S. subsidiaries.

Washington’s “Significant Business Transactions” statute (Chapter 23B.19 of the Washington Business Corporation Act) applies to public companies that are incorporated under Washington law. The statute prohibits, subject to certain exceptions, a corporation from entering into any “significant business transactions” with an “Acquiring Person” (defined generally as a person who or an affiliated group that beneficially owns 10% or more of the outstanding voting securities of a corporation) for a period of five years after such person or affiliated group becomes an Acquiring Person unless the transaction or share acquisition made by the Acquiring Person is approved prior to the share acquisition by a majority of the target corporation’s directors. In addition, this statute prohibits a corporation subject thereto from entering into a significant business transaction with an Acquiring Person unless the consideration to be received by the corporation’s shareholders in connection with the proposed transaction satisfies the “fair price” provisions set forth in the statute.

Articles of Incorporation and Bylaws. A number of provisions in the Company’s articles of incorporation and bylaws concern matters of corporate governance and rights of shareholders. Provisions such as those that grant the Board of Directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof may have an anti-takeover effect by discouraging takeover attempts not first approved by the Board of Directors, including takeovers which may be considered by some shareholders to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Company’s Common Stock, which may result from actual or rumored takeover attempts, may be inhibited, particularly those that might otherwise tend to increase the Company’s stock price. Such provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if such removal or assumption would be beneficial to the Company’s shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests the shareholders, and could potentially depress the market price of the Company’s Common Stock. The Board of Directors believes that these provisions are appropriate to protect the Company’s interests and the interests of the Company’s shareholders.

The Company’s bylaws provide that annual meetings of shareholders may take place at the time and place established by the Board of Directors. A special meeting of the Company’s shareholders may be called by the Chairman of the Board of Directors, the president, a majority of the Board of Directors or a shareholder or shareholders holding at least 10% of the voting power of the Company. Thus, until a shareholder holds at least 10% of the voting power of the Company he or she may not call a special meeting to take corporate actions that would be required to remove directors or change Company management. In addition, the Company’s bylaws provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting, without prior notice and without a vote, if one or more written consents setting forth the action so taken are signed by a number of shareholders entitled to vote thereon equal to the number of shares that must be voted in favor of such an action. The Company’s bylaws may be altered, amended, or repealed by the Board of Directors, subject to the power of the Company’s shareholders to change or repeal the bylaws.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP currently serves as the Company’s independent accountants and conducted the audit of the Company’s accounts for fiscal year 2003. Subject to shareholder ratification, the Company’s current Board of Directors has, upon recommendation of the Finance and Audit Committee, appointed KPMG LLP to serve as independent accountants to conduct an audit of the Company’s consolidated financial statements for fiscal year 2004.

Selection of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee and the Board of Directors may, in their discretion, direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and the shareholders.

The Company has been advised by KPMG LLP that neither that firm nor any of its associates is aware of any relationship with the Company or its subsidiaries which would impair the independence that exists between public accountants and clients. Representatives of KPMG LLP are expected to be present at the Special Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

On January 29, 2002, the Company dismissed KPMG LLP and briefly retained Arthur Andersen LLP as its principal independent accountant. Subsequently, the Company decided to dismiss Arthur Andersen LLP and reappointed KPMG LLP as its principal independent accountants on April 22, 2002. The Finance and Audit Committee approved the Company’s dismissal of Arthur Andersen LLP as its principal independent accountant on April 19, 2002.

In connection with the audits for the fiscal years ended May 31, 2001, May 31, 2002 and May 31, 2003, the Company had no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. KPMG LLP’s initial report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2001, which was dated July 17, 2001, contained a disclaimer of opinion because of the significance of the uncertainty about the Company’s ability to continue as a going concern as a result of recurring losses from operations and a net capital deficiency at May 31, 2001. On July 9, 2002, KPMG LLP issued an audit opinion covering the May 31, 2001 consolidated financial statements of the Company dated July 17, 2001, except as to Note 24(b) which is dated as of May 17, 2002, which opinion states that the Company has suffered recurring losses from operations that raise substantial doubt about the Company’s ability to continue as a going concern. KPMG LLP’s report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2002, stated that the Company had suffered recurring losses from operations that raised substantial doubt about the Company’s ability to continue as a going concern and cited the Company’s change in its method of accounting for goodwill. KPMG LLP’s report on the Company’s consolidated financial statements for the fiscal year ended May 31, 2003, stated that the Company had suffered recurring losses from operations that raised substantial doubt about the Company’s ability to continue as a going concern and cited the Company’s reclassification of gain on extinguishment of debt from extraordinary items to other income.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2004.

Audit Fees

The aggregate fees billed by KPMG LLP for its audit and quarterly reviews conducted in fiscal 2002 were $294,553 and in fiscal 2003 were $349,402.

Financial Information Systems Design and Implementation Fees

The Company did not incur any obligations to KPMG LLP during fiscal 2003 for consulting services such as financial information systems design or information systems implementation.

All Other Fees

The aggregate fees billed by KPMG LLP for non-audit services such as income tax preparation during fiscal 2002 were $101,441 and during fiscal 2003 were $45,715.

FINANCE AND AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Committee. The Finance and Audit Committee of the Board of Directors (the “Audit Committee”) is composed of two non-employee directors: Messrs. Kaufman (Chairman) and Raygorodetsky. None of the members of the Audit Committee are considered independent from the Company as the term independent is defined by Rule 4200(a)(15) of the NASD listing standards. The Committee has adopted a written charter, which was approved by the Company’s prior Board of Directors and which was filed as an appendix to the Proxy Statement relating to the previous year’s annual meeting.

Audited Financial Statements. The members of the Audit Committee, Messrs. Kaufman (Chairman) and Raygorodetsky, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. On August 1, 2003, KPMG LLP issued their report on our fiscal year 2003 financial statements and issued their opinion on the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2003, which opinion states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company’s ability to continue as a going concern and cites the Company’s reclassification of gains on extinguishment of debt from extraordinary items to other income. The Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal year 2003 with management, which has primary responsibility for the financial statements. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Auditor Independence. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with KPMG LLP that firm’s independence. In addition, the Audit Committee has considered whether the provision by KPMG LLP of non-audit services is compatible with maintaining the independence of KPMG LLP and the Audit Committee concluded that independence has been maintained.

Annual Report on Form 10-K. Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2003.

Respectfully submitted,

Matthew C. Kaufman, Chairman
Philip Raygorodetsky

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

The deadline for submitting a shareholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of shareholders (the next annual meeting of shareholders) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 is June 5, 2004. Proposals must be received at the Company’s corporate headquarters, 430 Olds Station Road, Wenatchee, Washington 98801 prior to the deadline and should be addressed to the attention of the Company’s secretary.

OTHER MATTERS

The Board of Directors is not aware of any business other than the proposals discussed above that will be presented for consideration at the Special Meeting. If other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Copies of the Company’s Annual Report on Form 10-K, which includes the Company’s financial statements for the fiscal year ended May 31, 2003, accompany this Proxy Statement. Additionally, copies of the Company’s Quarterly Reports on Form 10-Q, which include financial statements for the fiscal quarters ended August 31, 2003 and November 31, 2003 accompany this Proxy Statement. Neither the 10-K nor the 10-Qs are to be treated as part of or incorporated by reference into the proxy solicitation material.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE COMPANY HOPES THAT YOU WILL HAVE YOUR STOCK REPRESENTED BY COMPLETING, SIGNING, DATING AND RETURNING YOUR ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

By Order of the Board of Directors,

/s/ Donald A. Wright

Donald A. Wright Chief Executive Officer and President

[February 20], 2004

APPENDIX A

FAIRNESS OPINION
OF
HOULIHAN, LOKEY, HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

August 20, 2003

The Board of Directors and
The Special Advisory Committee of the Board of Directors
Pacific Aerospace & Electronics, Inc.
430 Olds Station Road, Third Floor
Wenatchee, WA 98801

Dear Members of the Special Advisory Committee and the Board of Directors:

We understand that as a result of a recent restructuring transaction (the “Restructuring”) 97.5% of Pacific Aerospace & Electronics, Inc.’s (the “Company”) existing common stock (“Existing Common Stock”) is held by institutions (the “New Equity Holders”) who prior to the Restructuring were holders of the Company’s 11.25% Senior Subordinated Notes. The remaining 2.5% of the Company’s Existing Common Stock is held by other investors (the “Old Equity Holders”). We further understand that the Company has proposed to effectuate a 1 for 11,000 reverse stock split (the “Reverse Split”) and a cash payment of approximately $0.33 per share for all fractional shares. As a result of the Reverse Split Transaction (as defined below), we understand that certain of the New Equity Holders would increase their ownership in the Company and that the Old Equity Holders would hold fractional shares and therefore receive cash in exchange for such fractional shares and therefore no longer hold an equity interest in the Company. The aforementioned Reverse Split and associated fractional share redemption and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Reverse Split Transaction.”

You have requested our opinion (the “Opinion”) as to the matters set forth below. The Opinion does not address: (i) the Company’s underlying business decision to effect the Reverse Split Transaction, (ii) any other terms or conditions of the Reverse Split Transaction, (iii) the agreements or any related documents relating thereto, and (iv) the tax or legal consequences of the Reverse Split Transaction, including the tax or legal consequences to the shareholders of the Company. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Reverse Split Transaction or advised you with respect to alternatives to it. This Opinion does not constitute a recommendation to the Company or its holders of Existing Common Stock on whether or not to support the Reverse Split Transaction and does not constitute a recommendation to holders of Existing Common Stock as to whether or not to vote in favor or against any matter set forth herein.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended May 31, 1999 through 2002, quarterly reports on Form 10-Q for the three quarters ended February 28, 2003, Company prepared pro forma income statements for the fiscal years ended May 31, 1999 through 2003 that illustrate the financial performance of the Company by division and which Company management represents as being the latest available as of the date of Houlihan Lokey’s opinion,

2.	reviewed the Company’s preliminary Form 10-K for the fiscal year ended May 31, 2003;

3.	reviewed the latest preliminary proxy statement draft available as of July 23, 2003 describing the Reverse Split Transaction;

4.	reviewed copies of the Company’s Form 8-K’s dated August 1, 2001, August 31, 2001, September 30, 2001, October 19, 2001, January 29, 2002, February 1, 2002, March 19, 2002, March 26, 2002, April 19, 2002, September 10, 2002, and February 17, 2003;

5.	met with certain members of the senior management of the Company, including Mr. Donald Wright, President and Chief Executive Officer and Mr. Charles Miracle, Chief Financial Officer and Treasurer, to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

6.	visited certain facilities and business offices of the Company;

7.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ended May 31, 2004 through 2008;

8.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

9.	reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

10.	conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Reverse Split Transaction is fair to the Company and the holders of its Existing Common Stock, from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

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APPENDIX B

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
PACIFIC AEROSPACE & ELECTRONICS, INC.

     Pursuant to RCW 23B.10.060 and RCW 23B.01.200, Pacific Aerospace & Electronics, Inc., a Washington corporation, hereby submits these Articles of Amendment to the corporation’s Articles of Incorporation.

     1. The name of the corporation is Pacific Aerospace & Electronics, Inc.

     2. The date of filing the original Articles of Incorporation with the Secretary of State of Washington is September 20, 1996.

     3. This amendment effects a reverse stock split pursuant to which, at and as of effective date of this amendment, every 11,000 shares of Common Stock of the Corporation outstanding immediately prior to the time this amendment becomes effective shall be converted into and constitute one share of fully paid and nonassessable Common Stock of the Corporation, without further action of any kind. In addition, the Company’s authorized but unissued shares of Common Stock shall simultaneously undergo a reduction. The Company’s authorized shares of Preferred Stock will not be affected by the reverse stock split. The reverse stock split will not change the par value of the Company’s Common Stock.

     4. Article II.A of the Articles of Incorporation shall be amended following the reverse stock split by deleting paragraph A of Article II and amending it to read in its entirety as follows:

Authorized Capital. This Corporation is authorized to issue a total of fifteen (15,000,000) shares, $0.001 par value per share, consisting of ten million (10,000,000) shares to be designated “Common Stock” and five million (5,000,000) shares to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidations rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this Article or in any resolution of the Board of Directors adopted pursuant to Paragraph B.

     5. No exchange, reclassification, or cancellation of issued shares is effected by this amendment.

     6. The date of adoption of this amendment was           .

     7. The amendment was duly approved by shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

     8. These Articles of Amendment will be effective upon filing.

DATED:           , 2004

PACIFIC AEROSPACE & ELECTRONICS, INC.

By:

Donald A. Wright
Chief Executive Officer

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APPENDIX C

RCW Chapter 23B.13

Dissenters’ Rights Statute

RCW 23B.13.010

Definitions.

As used in this chapter:

     (1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) “Shareholder” means the record shareholder or the beneficial shareholder. [1989 c 165 § 140.]

RCW 23B.13.020

Right to dissent.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

     (a) The proposed corporate action is abandoned or rescinded;

     (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

     (c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 § 37; 1989 c 165 § 141.]

RCW 23B.13.030

Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location or system to which the consent may be electronically transmitted and the consent is

2

electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. [1989 c 165 § 142.]

RCW 23B.13.200

Notice of dissenters’ rights.

     (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220. [1989 c 165 § 143.]

RCW 23B.13.210

Notice of intent to demand payment.

     (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter. [1989 c 165 § 144.]

RCW 23B.13.220

Dissenters’ notice.

     (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

     (e) Be accompanied by a copy of this chapter. [1989 c 165 § 145.]

RCW 23B.13.230

Duty to demand payment.

     (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220 (2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter. [1989 c 165 § 146.]

RCW 23B.13.240

Share restrictions.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 § 147.]

RCW 23B.13.250

Payment.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each

4

dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

     (2) The payment must be accompanied by:

     (a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

     (b) An explanation of how the corporation estimated the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280 and

     (e) A copy of this chapter.

[1989 c 165 § 148.]

RCW 23B.13.260

Failure to take action.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure. [1989 c 165 § 149.]

RCW 23B.13.270

After-acquired shares.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280. [1989 c 165 § 150.]

5

RCW 23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

     (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

     (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

     (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares. [1989 c 165 § 151.]

RCW 23B.13.300

Court action.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter.

6

If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. [1989 c 165 § 152.]

RCW 23B.13.310

Court costs and counsel fees.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 § 153.]

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PACIFIC AEROSPACE & ELECTRONICS, INC.
Special Meeting of Shareholders, [March 19], 2004
PROXY SOLICITED BY BOARD OF DIRECTORS
PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints each of Donald A. Wright and Matthew C. Kaufman proxy with power of substitution and resubstitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Special Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. (the “Company”), on [March 19], 2004, and any adjournments of that meeting, with all powers that the undersigned would possess, if personally present, with respect to the following:

1.	PROPOSAL TO APPROVE A 1-FOR-11,000 REVERSE STOCK SPLIT OF THE COMPANY’S THEN AUTHORIZED, ISSUED AND OUTSTANDING SHARES OF COMMON STOCK (WITHOUT AFFECTING PAR VALUE):

[ ] FOR [ ] AGAINST [ ] ABSTENTION

2.	PROPOSAL TO APPROVE A REDUCTION IN THE COMPANY’S AUTHORIZED COMMON STOCK FROM 100,000,000 TO 10,000,000 SHARES (WITHOUT AFFECTING PAR VALUE):

[ ] FOR [ ] AGAINST [ ] ABSTENTION

3.	PROPOSAL TO ELECT THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED: RICHARD W. DETWEILER, MATTHEW C. KAUFMAN, PHILIP RAYGORODETSKY, GENE SHARRATT AND DONALD A. WRIGHT. YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY ONE OR MORE OF THE NOMINEES BY WRITING THEIR NAME IN THE SPACE PROVIDED BELOW.

[ ] FOR all nominees [ ] WITHHOLD AUTHORITY
listed above (except as indicated to to vote for all nominees listed above the contrary below)

(Instructions: Write the name of each nominee in the space above for whom authority to vote is withheld)

4.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MAY 31, 2004:

[ ] FOR [ ] AGAINST [ ] ABSTENTION

5.	TRANSACTION OF ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OF THE MEETING. A MAJORITY OF THE PROXIES OR SUBSTITUTES AT THE MEETING MAY EXERCISE ALL THE POWERS GRANTED BY THIS PROXY.

The shares represented by this proxy will be voted as specified on the front of this proxy, but if no specification is made, this proxy will be voted FOR approval of proposals 1, 2 and 4 and FOR election of the following nominees for Director: Richard W. Detweiler, Matthew C. Kaufman, Philip Raygorodetsky, Gene Sharratt and Donald A. Wright, unless an exception is indicated to the contrary above. The proxies may vote in their discretion as to other matters that may properly come before this meeting.

No. of Shares: Date: , 2004

Signature or Signatures

Please date and sign above as your name is printed to the left of the signature line, including designation as executor, trust, etc., if applicable. A corporation must be signed for by the president or other authorized officer.

The Special Meeting of Shareholders of Pacific Aerospace & Electronics, Inc. will be held at the offices of Davis Wright Tremaine LLP, 2600 Century Square, 1501 Fourth Avenue, Seattle, Washington, on [March 19], 2004, at 9:00 a.m. Pacific Standard Time.

Please Note: Any shares of stock of the Company held in the name of fiduciaries, custodians or brokerage houses for the benefit of their clients may only be voted by the fiduciary, custodian or brokerage house itself. The beneficial owner may not directly vote or appoint a proxy to vote the shares and must instruct the person or entity in whose name the shares are held how to vote the shares held for the beneficial owner. Therefore, if any shares of stock of the Company are held in “street name” by a brokerage house, only the brokerage house, at the instructions of its client, may vote or appoint a proxy to vote the shares.

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